                                                                  Exhibit 2(C)

                         (SHEARMAN & STERLING LLP LOGO)

                            DATED NOVEMBER 30, 2007

                               ALAN RICHARD MORRIS

                                       and

                                EDWIN RHYS MORRIS

                                       and

                               MORGAN LAWN MORRIS

                                       and

                            GLATFELTER LYDNEY LIMITED

                                   ----------
                            SHARE PURCHASE AGREEMENT
                                   ----------


ABU DHABI | BEIJING | BRUSSELS | DUSSELDORF | FRANKFURT | HONG KONG | LONDON | MANNHEIM | MENLO PARK MUNICH | NEW YORK | PARIS | ROME | SAN FRANCISCO | SAO PAULO | SINGAPORE | TOKYO | TORONTO | WASHINGTON, DC

                                    CONTENTS

CLAUSE                                                                      PAGE
------                                                                      ----
1.  INTERPRETATION.......................................................      1
2.  SALE AND PURCHASE....................................................     12
3.  CONSIDERATION........................................................     13
4.  PRICE ADJUSTMENT.....................................................     13
5.  RETENTION............................................................     14
6.  PROTECTION FOR THE SELLERS...........................................     15
7.  COMPLETION...........................................................     15
8.  WARRANTIES AND INDEMNITIES...........................................     16
9.  RESTRICTIONS ON SELLERS' BUSINESS ACTIVITIES.........................     17
10. EFFECT OF COMPLETION.................................................     18
11. LIABILITY OF THE SELLERS.............................................     18
12. ENTIRE AGREEMENT.....................................................     18
13. REMEDIES AND WAIVERS.................................................     19
14. VARIATION............................................................     19
15. ASSIGNMENT...........................................................     19
16. THIRD PARTY RIGHTS...................................................     20
17. NOTICES..............................................................     20
18. ANNOUNCEMENTS........................................................     22
19. CONFIDENTIALITY......................................................     22
20. COSTS AND EXPENSES...................................................     23
21. COUNTERPARTS.........................................................     24
22. TIME OF ESSENCE......................................................     24
23. INVALIDITY...........................................................     24
24. INTEREST.............................................................     24
25. FURTHER ASSURANCES...................................................     24
26. GOVERNING LAW AND SUBMISSION TO JURISDICTION.........................     24
SCHEDULE 1                                                                    25
    PARTICULARS OF THE SELLERS AND THE COMPANY...........................     25
    Part A Particulars of the Sellers....................................     25
    Part B Particulars of the Company....................................     26
SCHEDULE 2 WARRANTIES....................................................     27

    Part A Warranties given by the Sellers...............................     27
    Part B Warranties given by the Purchaser.............................     44
SCHEDULE 3 COMPLETION OBLIGATIONS........................................     45
    Part A Sellers' Obligations..........................................     45
    Part B Purchaser's Obligations.......................................     47
    Part C Sellers' and Purchaser's Obligations..........................     48
SCHEDULE 4 COMPLETION STATEMENT..........................................     49
    Part A Completion Statement..........................................     49
    Part B Basis of preparation of Net Current Assets and Completion
       Statement.........................................................     51
SCHEDULE 5 THE PROPERTY..................................................     54
SCHEDULE 6 INTELLECTUAL PROPERTY.........................................     55
SCHEDULE 7 PROTECTIONS FOR THE SELLER....................................     56
SCHEDULE 8 FIXED ASSETS..................................................     64

THIS AGREEMENT is made on __________ 2007

BETWEEN:

(1) ALAN RICHARD MORRIS, whose address is at 14 Lee Lane, Millhouse Green Penistone, Sheffield, South Yorkshire, S36 9LN;

(2) EDWIN RHYS MORRIS, whose address is at 14 Lee Lane, Millhouse Green Penistone, Sheffield, South Yorkshire, S36 9LN;

(3) MORGAN LAWN MORRIS, whose address is at 4 East Park Road, Harrogate, North Yorkshire, HG1 5QT; and

     (collectively, the "SELLERS" and each a "SELLER"); and

(4) GLATFELTER LYDNEY LIMITED, a company registered in England and Wales (company registration number 05734921) whose registered office is at Lydney Paper Mill, Church Road, Lydney, Gloucestershire GL15 5EG (the "PURCHASER").

WHEREAS the Sellers have agreed to sell and the Purchaser has agreed to purchase the Shares (as defined in this Agreement) in each case on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.   INTERPRETATION

1.1 In this Agreement and the Schedules to it, unless the context otherwise requires:-

     "ACCEPTANCE NOTICE"           has the meaning given in paragraph 9.8(a) of
                                   Schedule 7;

     "ACCOUNTS"                    means the audited financial statements of the
                                   Company for the last accounting reference period ending on the Accounts Date;

     "ACCOUNTS DATE"               means 31 March 2007;

     "AFFILIATE"                   means, in relation to any person which is a
                                   company, a company which is a subsidiary of the person concerned or which is a holding company of such person or a subsidiary of such holding company;

     "AGREED TERMS"                means, in relation to any document, such
                                   document in the terms agreed between the Sellers and the Purchaser;

     "API ACQUISITION DATE"        means 8 December 2004 being the date of
                                   completion of the acquisition of the business and assets, including the employees under the Transfer of Undertakings (Protection of
                                   Employment) Regulations 1981 (as amended), of
                                   Henry & Leigh Slater Limited by the

                                   Company;

     "ASBESTOS INDEMNITY"          means the indemnity set out in clause 8.8(d);

     "ASSIGNMENT"                  means the deed of assignment, in the agreed
                                   terms, to be entered into on the date of this Agreement between MW Associates Limited and the Company in respect of the "Metbrite" trade mark;

     "ATEX REGULATIONS"            means, without limitation, the Equipment and
                                   Protective Systems for Use in Potentially
                                   Explosive Atmospheres Regulations (1996) and the Dangerous Substances and Explosive
                                   Atmosphere Regulations (2002);

     "ATEX STUDY INDEMNITY"        means the indemnity set out in clause 8.8(b);

     "BANK INSTRUCTION LETTER"     means the letter, in agreed form, to be
                                   delivered from the Escrow Agents to the
                                   Escrow Bank in accordance with paragraph 1 of Part C of Schedule 3;

     "BREAK-FEE LETTER"            means the letter from P.H. Glatfelter Company
                                   to the Sellers dated 3 August 2007, relating to the payment of the Earnest Money Deposit;

     "BUSINESS"                    means the manufacture of metallised paper
                                   conducted by or on behalf of the Company and all activities incidental thereto;

     "BUSINESS DAY"                means a day (other than a Saturday or a
                                   Sunday) on which banks are open for business in London and a Business Day shall not include any day when the Business is closed down during a Christmas period which, for Christmas 2007 shall be from 6.00 p.m. on 21
                                   December 2007 to 9.00 a.m. on 3 January 2008 inclusive;

     "BUSINESS INFORMATION"        means all information, know-how and records
                                   (whether or not confidential and in whatever form held) including (without limitation) all formulas, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and inquiries;

     "CASH BALANCES"               means cash in hand or credited to any account
                                   with a financial institution and securities with a maturity of less than one year which are readily convertible into cash;

     "CLAIM NOTICE"                has the meaning given in paragraph 6 of
                                   Schedule 7;

     "COMPANY"                     means Metallised Products Limited (company
                                   registration number 05285231), basic
                                   information concerning which is set out in Part B of Schedule 1;

     "COMPLETION"                  means completion of the sale and purchase of
                                   the Shares under this Agreement;

     "COMPLETION AMOUNT"           means the sum of L3,000,000 adjusted:

                                   (a)  in accordance with clause 4.1; and

                                   (b)  so as to deduct an amount equal to the
                                        Earnest Money Deposit;

     "COMPLETION DATE"             means the date of this Agreement;

     "COMPLETION STATEMENT"        means the statement, in the agreed form, to
                                   be produced in accordance with Schedule 4;

     "CONFIDENTIAL BUSINESS        means Business Information which is
     INFORMATION"                  confidential or not generally known;

     "CONSIDERATION"               has the meaning given in Clause 3.1;

     "CONSULTANCY AGREEMENT"       means an agreement other than a contract of
                                   employment with the Company pursuant to which an individual provides services to the Company as a Consultant;

     "CONSULTANT"                  means an individual providing services to the
                                   Company pursuant to a Consultancy Agreement where the annual fees payable to such consultant exceed L50,000 (or the equivalent in another currency);

     "COVENANTORS"                 means the covenantors named in the Tax Deed;

     "CPSE REPLIES"                means the replies to Commercial Property
                                   Standard Enquiries 1 (Version 2.6) and
                                   Commercial Property Standard Enquiries 4
                                   (version 2.1) dated 27 November 2007 given by the Sellers to the Purchaser;

     "CREDITORS"                   means the items listed in the Accounts as
                                   amounts of money owed to third parties and falling due within one year including, but not limited to:

                                   (a)  trade creditors:

                                   (b)  Tax;

                                   (c)  payroll creditors:

                                   (d)  other creditors;

                                   (e)  invoice discounting;

                                   (f)  accruals and deferred income; and

                                   (g)  any and all debt obligations (short
                                        and long term) of the Business;

     "CURRENT ASSETS"              means the current assets of the Company,
                                   being:

                                   (a)  stocks (including raw materials,
                                        work-in-progress and finished goods);

                                   (b)  VAT;

                                   (c)  debtors (including trade debtors and
                                        debtor provision);

                                   (d)  prepayments;

                                   (e)  accrued income; and

                                   (f)  cash (at bank and in hand);

     "DEED OF VARIATION"           means the deed of variation of the Lease, in
                                   the agreed terms, between the Company, First
                                   Propco Limited and P.H. Glatfelter Company to be entered into on the date of this Agreement;

     "DISCLOSURE BUNDLE"           means the bundle of documents to be appended
                                   to the Disclosure Letter;

     "DISCLOSURE LETTER"           means the letter of even date with this
                                   Agreement written by the Sellers to the
                                   Purchaser disclosing information constituting exceptions to the Warranties;

     "DISPUTE"                     means any dispute, difference, controversy or
                                   claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, in relation to, or in connection with this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement;

     "DISTRIBUTION AND AGENCY      means the indemnity set out in Clause 8.9;
     INDEMNITY"

     "DUE AMOUNT"                  the amount (if any) due and payable to the
                                   Purchaser on a Relevant Claim being settled or due and payable to the Purchaser in relation to a Tax Claim;

     "EARNEST MONEY DEPOSIT"       means the non-refundable deposit of
                                   L30,000 paid by P.H. Glatfelter Company to the Sellers on the terms set out in the Break-fee Letter;

     "EMPLOYEES"                   means employees of the Company as at the date
                                   of this Agreement;

     "ENCUMBRANCE"                 means any claim, charge, mortgage, security,
                                   lien, option, equity, power of sale,
                                   usufruct, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement to create any of the foregoing;

     "ENVIRONMENT"                 means all or any of the following media
                                   (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including surface water, sub-surface water, groundwater, coastal and inland waters and water in drains or sewers and any other natural or man-made structures); soil and land and any ecological systems and living organisms supported by these media;

     "ENVIRONMENTAL AUTHORITY"     means any legal person or body of persons
                                   (including any government department or
                                   government agency or court or tribunal)
                                   having jurisdiction to determine any matter arising under Environmental Law, including, without limitation, the Caerphilly Borough
                                   Council and the Environment Agency in England and Wales;

     "ENVIRONMENTAL DEED"          means the deed, in the agreed terms, between
                                   First Propco and the Company to be entered into on Completion;

     "ENVIRONMENTAL INSURANCE      means the environmental insurance policy in
     POLICY"                       relation to the Property in the agreed terms
                                   to be entered into by the Company, the
                                   Purchaser, First Propco and Nationwide
                                   Building Society as named insureds on
                                   Completion;

     "ENVIRONMENTAL LAW"           means all applicable laws (including, for the
                                   avoidance of doubt, common law), statutes, regulations, statutory guidance notes, rules, codes, written guidelines, policies and requirements of any Environmental Authority, and court and other tribunal decisions of any relevant jurisdiction in force in

                                   England and Wales at Completion, related to protection or prevention of pollution of the Environment, protection of health or safety, noise, regulation of emissions, discharges, or releases of Hazardous Substances into the Environment, or regulation of the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, including, without limitation, the following: European Union Directive 1999/13/EC regarding emissions of volatile organic compounds; the Environmental Protection Act 1990; the Equipment and Protective Systems for Use in Potentially Explosive Atmospheres Regulations (1996); the Dangerous Substances and Explosive Atmosphere Regulations (2002); the Control of Major Accident Hazards Regulations (1999) as amended by the Control of Major Accident Hazards (Amendment) Regulations 2005; the Control of Asbestos Regulations (2006); the Producer Responsibility Obligations
                                   (Packaging Waste) Regulations 2007; and the
                                   Pollution Prevention and Control Regulations
                                   (2000);

     "ESCROW ACCOUNT"              means the joint interest-bearing bank account
                                   at the Escrow Bank to be established in
                                   accordance with the Escrow Letter;

     "ESCROW AGENTS"               the Purchaser's Solicitors and the Sellers'
                                   Solicitors;

     "ESCROW BANK"                 Barclays Bank PLC, whose registered office is
                                   at 1 Churchill Place, London, E14 5HP;

     "ESCROW LETTER"               the letter, in the agreed form, to be signed
                                   by the parties and authorising the Escrow
                                   Agents to establish and operate the Escrow
                                   Account;

     "ESTIMATED NET CURRENT        means the Net Current Assets balance given at
     ASSETS"                       26 November 2007 by the Sellers to the
                                   Purchaser in writing;

     "ESTIMATED LIABILITY"         has the meaning given to that term in
                                   paragraph 6 of Schedule 7;

     "EXPERT"                      means an expert appointed pursuant to
                                   paragraph 9.10 of Schedule 7;

     "FINAL NET CURRENT ASSETS"    means the Net Current Assets balance referred
                                   to in paragraph 2 of Part B of Schedule 4;

     "FIRST RELEASE DATE"          means the date falling one year after the
                                   Completion Date;

     "FIRST PROPCO"                means First Propco Limited registered in
                                   England and Wales with company registration number 05286483 whose registered office is at 14 Lee Lane, Millhouse Green, Sheffield, S36
                                   9LN;

     "FIVE ARROWS AGREEMENT"       means the agreement dated 2 February 2005
                                   between the Company and Five Arrows
                                   Commercial Finance Limited (serial no MA
                                   0677) in relation to the Master Invoice
                                   Discounting Agreement (serial no: MA 0677);

     "FIXED ASSETS"                means the assets listed in Schedule 8, being
                                   the capital assets of the Company each with an estimated value at Completion in excess of L25,000;

     "HAZARDOUS SUBSTANCE"         means any solid, liquid, gaseous or thermal
                                   irritant, pollutant or contaminant,
                                   including, without limitation, smoke,
                                   vapours, soot, fumes, acids, alkalis, toxic chemicals, medical waste, polychlorinated biphenyls, trichloroethene and other volatile organic compounds and their degradation products, heavy metals and waste materials;

     "IHTA"                        means the Inheritance Tax Act 1984;

     "INDEMNITIES"                 means the Workplace Noise Indemnity, the ATEX
                                   Study Indemnity, the PCB Inspection
                                   Indemnity, the Asbestos Indemnity and the Distribution and Agency Indemnity (and
                                   "INDEMNITY" shall be construed accordingly);

     "INFORMATION TECHNOLOGY"      has the meaning given to that term in
                                   paragraph 9.4 of Part A of Schedule 2;

     "INSURER"                     means the insurer from time to time under the
                                   Environmental Insurance Policy;

     "INTELLECTUAL PROPERTY"       means patents, inventions, know-how, trade
                                   marks and service marks, rights in designs, trade or business names, copyrights, domain names, get-up and topography rights (whether or not any of these is registered and including any registration of such rights, applications and rights to apply for such registrations) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

     "LEASE" means the lease between (1) First Propco Limited and (2) Metallised Products Limited, dated 16 May 2005, relating to land and buildings registered at HM Land Registry under title number WA39664;

     "LOSSES" means all losses, liabilities, costs (including, without limitation, legal, consultants' and other professional fees and costs), damages, charges, expenses, actions, proceedings, claims and demands, including interest, fines and penalties;

     "M LICENCE AGREEMENT"         means the licence agreement, in the agreed
                                   terms, to be entered into on the date of this Agreement between MW Associates Limited and the Company relating to Community trade mark number 005157714 filed on 23 June 2006;

     "MATERIAL INTELLECTUAL        means all Intellectual Property used by the
     PROPERTY"                     Company and which is material in relation to
                                   the Business and which is listed in Schedule
                                   6;

     "NET CURRENT ASSETS"          means the Current Assets minus Creditors
                                   calculated in accordance with and subject to the provisions set out in Part B of Schedule
                                   4;

     "NOTIFIED CLAIM"              has the meaning given to it in clause 5.6;

     "PAYMENT ACCOUNT DETAILS"     means, in relation to any payment to be made
                                   under or pursuant to this Agreement, the account name, account number, bank name, bank sort code, bank location and other details specified by the payee and necessary to effect payment (including, where relevant, the SWIFT number) (whether by cheque, banker's draft, telegraphic or other electronic means of transfer) to the payee;

     "PCB INSPECTION INDEMNITY"    means the indemnity set out in clause 8.8(c);

     "PROPERTY PRE-EMPTION         means the pre-emption agreement in the agreed
     AGREEMENT"                    terms between the Company and First Propco
                                   Limited relating to the Property entered into on the date of this Agreement;

     "PROPERTY"                    means the property details of which are set
                                   out in Schedule 5;

     "PURCHASER'S GROUP"           means the Purchaser, its subsidiaries and
                                   subsidiary undertakings, any holding company of the Purchaser and all other subsidiaries of any such holding company from time to time;

     "PURCHASER'S LAWYERS"         means Shearman & Sterling (London) LLP of

                                   Broadgate West, 9 Appold Street, London EC2A
                                   2AP;

     "REJECTION NOTICE"            has the meaning given in paragraph 9.8(b) of
                                   Schedule 7;

     "RELEASE DATE"                means the First Release Date or the Second
                                   Release Date as the case may be;

     "RELEVANT CLAIM"              means a claim under the Warranties (excluding
                                   the Tax Warranties), amended to reflect any accounting adjustments made under this
                                   Agreement;

     "RESTRICTED BUSINESS"         means the manufacture of metallised paper and
                                   metallised film;

     "RETENTION AMOUNT"            has the meaning given to the term in Clause
                                   3.3(a)(ii);

     "SECOND RELEASE DATE"         means the date falling two years after the
                                   Completion Date;

     "SELLERS' LAWYERS"            means Walker Morris of Kings Court, 12 King
                                   Street, Leeds, LS1 2HL;

     "SENIOR EMPLOYEE"             means any employee employed or engaged by the
                                   Company on an annual salary (on the basis of full time employment) in excess of L40,000 (or the equivalent in another currency);

     "SHARES" means 99 ordinary shares of L1 each being all the issued shares in the capital of the Company;

     "SHARES PRE-EMPTION           means the pre-emption agreement in the agreed
     AGREEMENT"                    terms between Top Propco Limited and the
                                   Company relating to the shares in First
                                   Propco Limited to be entered into on the date of this Agreement;

     "TA"                          means the Income and Corporation Taxes Act
                                   1988;

     "TAX" OR "TAXATION"           means all forms of taxation and statutory,
                                   governmental, national, state, provincial, local or municipal charges, impositions, duties, contribution levies or withholdings wherever chargeable and whether of the United
                                   Kingdom or any other jurisdiction, and all penalties, charges, fines, surcharges, costs and interest relating thereto;

     "TAX AUTHORITY"               means any taxing or other authority (whether
                                   within or outside of the United Kingdom) having power or authority in relation to Tax including HM Revenue & Customs;

     "TAX CLAIM"                   means a claim under the Tax Deed or the Tax
                                   Warranties;

     "TAX DEED"                    means the deed of covenant relating to
                                   Taxation in the agreed terms to be entered into at Completion;

     "TAX RETURN"                  means any return, notice, computation or
                                   claim in relation to Tax;

     "TAX WARRANTY"                means any Warranty set out in paragraph 15 of
                                   Part A of Schedule 2;

     "TCGA"                        means the Taxation of Chargeable Gains Act
                                   1992;

     "THIRD PARTY CLAIM"           means a claim by a third party against the
                                   Purchaser or the Company in respect of which claim it appears to the Purchaser acting resonably that the Sellers are likely to become liable under the Warranties excluding a Claim for Tax (as defined in the Tax Deed);

     "TOP PROPCO LIMITED"          means the company registered in England and
                                   Wales with company registration number
                                   05285314 whose registered office is at 14 Lee
                                   Lane, Millhouse Green, Sheffield, S36 9LN;

     "TRANSACTION DOCUMENTS"       means this Agreement, the Disclosure Letter,
                                   the Tax Deed, the Environmental Deed, the
                                   Deed of Variation, the Property Pre-Emption
                                   Agreement, the Shares Pre-Emption Agreement, the Assignment, the M Licence Agreement and the Escrow Letter;

     "UK GAAP"                     means all Statements of Standard Accounting
                                   Practice, Financial Reporting Standards and
                                   Urgent Issues Task Force Abstracts issued by the Accounting Standards Board, and mandatory for adoption on the relevant date;

     "VAT" means value added tax chargeable under the VATA and any similar replacement or additional tax;

     "VATA"                        means the Value Added Tax Act 1994;

     "WARRANTIES"                  means the warranties set out in Part A of
                                   Schedule 2 given by the Sellers and
                                   "WARRANTY" shall be construed accordingly;

     "WELSH ASSEMBLY GRANT"        means the Deed of Novation and Amendment
                                   dated 27 February 2006 between (1) the
                                   National Assembly for Wales, (2) Henry &
                                   Leigh Slater Limited and (3) the Company and all agreements and letters relating thereto;
                                   and

     "WORKPLACE NOISE INDEMNITY"   means the indemnity set out in clause 8.8(a).

1.2  In this Agreement, unless otherwise specified:-

     (a) references to clauses, sub-clauses, paragraphs, sub-paragraphs and Schedules are to clauses, sub-clauses, paragraphs sub-paragraphs of, and Schedules to, this Agreement;

     (b) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted provided that this sub-clause
          (b) shall not operate so as to impose any additional liability on the Sellers which would not otherwise have arisen or to increase any liability of the Sellers which could arise under the terms of this agreement;

     (c) references to a statutory provision include any subordinate legislation made from time to time under that provision which is in force at the date of this Agreement;

     (d) references to a "COMPANY" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

     (e) references to a "PERSON" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

     (f) the singular includes the plural and vice versa and references to one gender include all genders;

     (g) references to "INDEMNIFY" and "INDEMNIFYING" any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

     (h) a company is a "SUBSIDIARY" of another company (its "HOLDING COMPANY") if that other company, directly or indirectly, though one or more subsidiaries:

          (i)  holds a majority of the voting rights in it;

          (ii) is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

          (iii) is a member or shareholder of it and controls alone, or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

          (iv) has the right to exercise a dominant influence over it pursuant to its constitutional documents or pursuant to a control contract;

     (i) any amounts denominated in a currency other than pound sterling required to be translated into pound sterling for the purposes of this Agreement shall, save as otherwise provided herein, be translated at the prevailing exchange rate as at the following dates;

          (i)  at the date hereof for the purposes of Schedule 3; and

          (ii) as at the date on which the event in question occurs for the purposes of Schedule 4;

     (j) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

     (k) headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

     (l) the Schedules and any attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

     (m) any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm;

     (n) references to the knowledge, information, belief or awareness of any person shall be treated as being the actual knowledge of the Sellers (or any of them), Georgina Tallowin (in respect of the Warranties set out in paragraph 10 of Part A of Schedule 2), Maria Tee (in respect of the Warranties set out in paragraphs 4 to 13 and 15 (taxation) of Part A of Schedule 2), Chris Marshall (in respect of the Warranties set out in paragraph 3 of Part A of Schedule 2), and Hugh Campbell (in respect of the Warranties set out in paragraphs 8.3 to 8.5 of Part A of
          Schedule 2).

     (o) the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

     (p) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.   SALE AND PURCHASE

2.1 The Sellers shall sell, and the Purchaser shall purchase, those Shares set opposite its name in Part A of Schedule 1 together with all rights and advantages attached or accruing to them as at Completion.

2.2  The Shares shall be sold free from all Encumbrances.

2.3 The Sellers irrevocably waive all rights of pre-emption over any of the Shares conferred upon them by the articles of association of the Company or in any other way and undertakes to take all other steps necessary to ensure that any other rights of pre-emption over any of the Shares are irrevocably waived.

3.   CONSIDERATION

3.1 The total consideration (payable in cleared funds pursuant to the provisions of this Agreement) for the sale of the Shares shall be the payment by the Purchaser of the sum of L3.5 million adjusted in accordance with Clause 4 (the "CONSIDERATION") payable in accordance with Clause 3.3.

3.2 The proportion of the total consideration to which each Seller is entitled shall be that set opposite his name in Part A of Schedule 1.

3.3  Payment of the Consideration shall be made as follows:

     (a)  on the date of this Agreement the Purchaser shall:

          (i)  pay to the Sellers the Completion Amount in cash; and

          (ii) deposit L500,000 (the "RETENTION AMOUNT") into the Escrow Account to be maintained in accordance with Clause 4; and

     (b) the Sellers will treat the Earnest Money Deposit as being provided on behalf of the Purchaser as part of the Consideration.

3.4 Wherever in this Agreement provision is made for the payment by one party to another, such payment shall be made by crediting for same day value the account specified in the Payment Account Details (such details to be notified in writing by the payee to the payer prior to the due date for payment) of the party entitled to the payment by way of CHAPS transfer on or before the due date for payment. Payment of such sum shall be a good discharge to the payer of its obligation to make such payment and (in the case of a payment by the Purchaser) the payer shall not be obliged to see to the application of the Consideration as between the Sellers.

3.5 If any payment is made by the Sellers to the Purchaser pursuant to this Agreement or the Tax Deed, the payment shall be made by way of an adjustment of the Consideration paid by the Purchaser and the Consideration shall be deemed to have been reduced by the amount of such payment.

3.6 Each of the parties shall comply with the requirements pertaining to that party set out in Schedule 3.

4.   PRICE ADJUSTMENT

4.1 The Consideration shall be adjusted so that there shall be deducted an amount, if any, by which Estimated Net Current Assets are less than zero (such amount being the "COMPLETION ADJUSTMENT") and the Completion Amount shall be adjusted accordingly.

4.2 The Purchaser shall prepare the Completion Statement in accordance with the provisions of Schedule 4. Upon the Completion Statement and Final Net Current Assets having been agreed or determined in accordance with Schedule 4, if and to the extent that in calculating the Final Net Current Assets shown by the Completion Statement (having added back the amount of any Completion Adjustment) the Final Net Current Assets are less than zero, then:

     (a) the Purchaser shall be paid from the Escrow Account the aggregate amount by which the Final Net Current Assets are less than zero (the "SHORTFALL"); and

     (b) if and to the extent that the Shortfall exceeds L50,000, the Sellers shall (within 5 Business Days of agreement or determination) pay into the Escrow Account an amount equal to 50 per cent of the Shortfall.

4.3 The amount of any deduction from the Escrow Account pursuant to clause 4.2(a) shall be subject to a maximum cap of L500,000 and any payment pursuant to Clause 4.2(b) shall be subject to an aggregate maximum cap of L250,000.

5.   RETENTION

5.1 No amount shall be released out of the Escrow Account otherwise than in accordance with Clause 4.2, this Clause 5 and Schedule 7.

5.2 Subject as otherwise provided by this Clause 5, the amount (if any) in excess of L250,000 standing to the credit of the Escrow Account (less any accrued interest) on the First Release Date shall be paid to the Sellers.

5.3 Subject as otherwise provided by this Clause 5, the amount (if any) standing to the credit of the Escrow Account (including any accrued interest) on the Second Release Date shall be paid to the Sellers.

5.4 Any interest that may accrue on the credit balance on the Escrow Account shall be credited to the Escrow Account and any payment of principal out of the Escrow Account shall include a payment of the interest earned on such principal sum by the Escrow Account.

5.5 The liability to Taxation on any interest on any amount in the Escrow Account shall be borne by the party ultimately entitled to that amount.

5.6  If, prior to a Release Date:

     (a) a Relevant Claim has been notified by the Purchaser to the Sellers in accordance with paragraph 9 of Schedule 7 (a "NOTIFIED CLAIM"); or

     (b) a Tax Claim has been notified by the Purchaser to the Representative Covenanter (as defined in the Tax Deed) and the Sellers' Lawyers in accordance with paragraph 9 of Schedule 7; or

     (c) a Third Party Claim or a Claim for Tax (as defined in the Tax Deed) has been made and where in respect of such Claim for Tax, it appears to the Purchaser, acting reasonably, that the Sellers are likely to become liable under the Tax Deed, then:

          (i) an amount equal to the Estimated Liability or the amount of the liability in respect of the Third Party Claim or the Claim for Tax (as the case may be) shall be retained in the Escrow Account; or

          (ii) where the Estimated Liability or amount of the liability in respect of the Third Party Claim or the Claim for Tax (as the case may be) is greater than the amount held in the Escrow Account at the date of the Claim Notice, Tax Claim, Third Party Claim or Claim for Tax (as the case may be), then the entire balance of the Escrow Account shall be retained in the Escrow Account;

          and shall not be released to the Sellers from the Escrow Account otherwise than in accordance with this Clause 5 and paragraph 9 of
          Schedule 7.

5.7 If, prior to a Release Date, a Notified Claim is settled or there is a Tax Claim and there is a Due Amount, the parties shall as soon as practicable following such settlement (or, in the case of a Tax Claim, so as to comply with the timing set out in Clause 3 of the Tax Deed), instruct the Escrow Agents to pay to the Purchaser out of the Escrow Account the lesser of the Due Amount and the amount standing to the credit of the Escrow Account.

5.8 As soon as practicable following the settlement of any Notified Claim outstanding at a Release Date in respect of which there is a Due Amount or, if at the Relevant Date there is a Tax Claim outstanding in respect of which there is a Due Amount, so as to comply with the timing set out in Clause 3 of the Tax Deed, the parties shall instruct the Escrow Agents to pay to the Purchaser out of the Escrow Account the lesser of the Due Amount and the amount standing to the credit of the Escrow Account (together with any interest which has accrued on the amount so paid).

5.9 Subject to Clause 5.6, at the Second Release Date and following payment of all Due Amounts to the Purchaser from the Escrow Account, the parties shall, as soon as practicable, instruct the Escrow Agents to pay any balance standing to the credit of the Escrow Account (together with any interest which has accrued on such balance) to the Sellers in equal proportions.

5.10 Nothing in this Clause 5 or paragraph 9 of Schedule 7 permits the Sellers' liability to pay a Relevant Claim to end on the Second Release Date if that Relevant Claim arises or is delayed as a result of dishonesty, fraud or wilful misconduct.

6.   PROTECTION FOR THE SELLERS

6.1 The provisions of Schedule 7 shall have effect to limit or qualify any liability of the Sellers under the Transaction Documents (excluding the Environmental Deed in respect of which the Sellers (or any one of them) will have no liability whatsoever).

7.   COMPLETION

7.1 Completion shall take place before 11.59 p.m. on the Completion Date at the offices of the Purchaser's Lawyers at 9 Appold Street, London EC2A 2AP.

7.2  At Completion:

     (a) the Sellers shall procure that the obligations listed in Part A and Part C of Schedule 3 are fulfilled;

     (b) against compliance by the Sellers with their obligations under Clause 7.2(a), the Purchaser shall ensure payment of the Completion Amount to the Sellers in accordance with Clause 3.3(a)(i) and 3.4 and the Retention Amount into the Escrow Account in accordance with Clause 3.3(a)(ii); and

     (c)  the Purchaser shall procure that the obligations listed in Part B of
          Schedule 3 are fulfilled.

7.3 The Purchaser shall not be obliged to complete the sale and purchase of any of the Shares pursuant to this Agreement unless each Seller complies fully with its obligations under Clause 7.2.

7.4 The Purchaser shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously. This Clause 7.4 shall not limit any other clause of this Agreement and in particular Clause 13.

7.5 The Sellers will indemnify and keep indemnified the Company from and against all and any Losses incurred by the Company which arise out of or are in any way connected with any claim brought or threatened by either Alan Richard Morris or Morgan Lawn Morris against the Company arising out of their resignation from office.

8.   WARRANTIES AND INDEMNITIES

8.1  The Sellers warrant to the Purchaser in the terms set out in Part A of
     Schedule 2 as at the date of this Agreement.

8.2 The Sellers accept that the Purchaser is entering into this Agreement in reliance upon each of the Warranties.

8.3 The Warranties are given subject to anything which is fully and fairly disclosed in the Disclosure Letter with sufficient detail to clarify the nature, scope and significance of the fact or matter generally disclosed in the context of the relevant Warranty or Warranties.

8.4 The Sellers undertake (if any claim is made against any one or all of them in connection with the sale of the Shares to the Purchaser) not to make any claim against the Company in connection with assisting the Sellers in giving the Warranties, preparing the Disclosure Letter and/or entering into this Agreement and the documents entered into pursuant to this Agreement. This Clause 8.3 shall not prevent any Seller making or pursuing any claim or action in relation to fraud.

8.5 Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

8.6 If in respect of or in connection with any breach of any of the Warranties (excluding Tax Warranties) or any facts or matters warranted not being true and being misleading any amount payable to the Purchaser by the Sellers (including, without limitation, any payment under this clause or otherwise) is subject to any deductions or withholdings for or on account of Tax and to the extent that such payment to the Purchaser by the Sellers has not been increased by the amount of that deduction or withholding for or on account of Tax, such additional amounts shall be paid to the Purchaser by the Sellers so as to ensure that the net amount received by the Purchaser is equal to the full amount payable to the Purchaser under this Agreement. For the avoidance of doubt, any payment pursuant to this Clause 8.6 shall to the extent that there are sufficient funds in the Escrow Account to allow such payment to be made, be made from the Escrow Account.

8.7  The Purchaser warrants to the Sellers in the terms set out in Part B of
     Schedule 2 as at the date of this Agreement.

8.8 The Sellers undertake to pay the Purchaser on demand (for itself and as trustee for the benefit of the Company) a sum equal to all reasonably and properly incurred costs and expenses which the Purchaser or the Company incurs or suffers arising out of or in connection with any remediation works required in order to ensure that the Company is (to the extent that it is not already) compliant with applicable UK laws and regulations in respect of each or any of the following:

     (a)  work place noise;

     (b)  modifications required pursuant to the ATEX Regulations;

     (c)  control of Polychlorinated biphenyls (or PCBs); or

     (d)  control of asbestos,

     in each case in respect of the carrying on of the Business at the Property in the manner in which it is carried on at the Completion Date.

8.9 The Sellers undertake to indemnify the Purchaser on demand (for itself and as trustee for the benefit of the Company) a sum equal to any Losses suffered or incurred relating to termination by the Company in the ordinary course of business of:

     (a)  the Company's distribution arrangements in Russia and Estonia; and

     (b) the Company's agency arrangements in Benelux, Finland, Portugal, Belgium, South America, Israel, the West Indies, Hungary, Bulgaria, Slovenia, Greece and Italy.

9.   RESTRICTIONS ON SELLERS' BUSINESS ACTIVITIES

9.1 Each Seller undertakes that he will not, either alone or in conjunction with or on behalf of any other person, do any of the following things:

     (a) within three years after the Completion Date, be engaged or (except as the holder of shares in a listed company which confer not more than one per cent.

          of the votes which could normally be cast at a general meeting of the company) directly or indirectly interested in carrying on any business within Europe which competes with or is likely to compete with the Restricted Business;

     (b) within three years after Completion induce or seek to induce any Restricted Employee to become employed whether as employee, consultant or otherwise by any of the Sellers provided that the placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 9.1(b) provided that none of the Sellers encourages or advises such agency to approach any such Restricted Employee; nor

     (c)  assist any other person to do any of the foregoing things.

9.2 The Sellers agree that they consider the restrictions contained in this Clause 9 to be no greater than is reasonable and necessary for the protection of the interest of the Purchaser. Notwithstanding the foregoing, each undertaking contained in this Clause 9 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Sellers.

9.3 In this Clause 9, "RESTRICTED EMPLOYEE" means any present Employee of the Company who is a Senior Employee.

10.  EFFECT OF COMPLETION

     Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

11.  LIABILITY OF THE SELLERS

11.1 The obligations of the Sellers under this Agreement are joint and several.

11.2 If any liability of one of the Sellers is, or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Sellers under this Agreement.

11.3 The Purchaser may release, or compromise the liability of, any Seller or grant time or other indulgence to any Seller without releasing or reducing the liability of any other Seller. Where a liability of one or some but not all of the Sellers under any obligation which is both joint and several is released or compromised, the remaining Sellers shall continue to be severally and shall together be jointly liable on that obligation.

12.  ENTIRE AGREEMENT

12.1 This Agreement and the other Transaction Documents set out the entire agreement between the parties to this Agreement and those documents in respect of the transactions contemplated by this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

12.2 The Purchaser acknowledges that it has not relied on, nor been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

12.3 So far as permitted by law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any warranty, representation or undertaking given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights or remedies (including those in tort or arising under statute).

12.4 Without prejudice to the generality of the foregoing, the Purchaser acknowledges and agrees that, save as expressly set out in this Agreement, no representation, warranty or other assurance has been given by any of the Sellers in respect of any projection, forecast or other forward looking information.

13.  REMEDIES AND WAIVERS

13.1 No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall affect that right, power or remedy or operate as a waiver thereof.

13.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

13.3 The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

14.  VARIATION

     No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

15.  ASSIGNMENT

15.1 This Agreement is personal to the parties and accordingly no party may assign (at law or in equity), transfer, charge, make the subject of a trust or deal in any manner with any of its rights or benefits under this Agreement or purport to do any of the same without the prior written consent of all the other parties, such consent not to be unreasonably withheld or delayed except that the Purchaser may, upon giving written notice to the Sellers, assign all or any part of the benefit of, or its rights and benefits under, this Agreement to a member of the Purchaser's Group provided that:

     (a)  any such assignee remains a member of the Purchaser's Group; and

     (b) before such assignee ceases to be a member of the Purchaser's Group, the Purchaser will procure that the benefit of this Agreement and the rights and benefits under it are (i) reassigned to the Purchaser or
          (ii) (upon giving further written notice to the Sellers) assigned to another company within the

          Purchaser's Group (any such further assignment to be subject to the same conditions as above).

16.  THIRD PARTY RIGHTS

     A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

17.  NOTICES

17.1 Except where expressly stated otherwise, a notice under this Agreement shall only be effective if it is in writing, is sent by recorded delivery and is made in accordance with this Clause 17 and, where notice is to be served on the Sellers, is served on each of them at the addresses specified below.

17.2 Notices under this Agreement shall be sent to a party at its address and for the attention of the individual set out below:

     (a)  In the case of the Sellers:

     Alan Richard Morris   14 Lee Lane
                           Millhouse Green
                           Penistone
                           Sheffield
                           South Yorkshire
                           S36 9LN

     Edwin Rhys Morris     14 Lee Lane
                           Millhouse Green Penistone
                           Sheffield
                           South Yorkshire
                           S36 9LN

     Morgan Lawn Morris    4 East Park Road
                           Harrogate
                           North Yorkshire
                           HG1 5QT

     (b)  In the case of the Purchaser:

     Glatfelter Lydney Limited
     Lydney Paper Mill
     Church Road
     Lydney
     Gloucestershire
     GL15 5EG

     For the attention of: Mill Manager

     With a copy to:

     Glatfelter
     96 South George Street
     York PA 17401
     USA

     For the attention of:  General Counsel

     (c)  In the case of the Sellers' Lawyers:

     Walker Morris
     Kings Court
     12 King Street
     Leeds
     LS1 2HL

     For the attention of: Debbie Jackson

     (d)  In the case of the Purchaser's Lawyers:

     Shearman & Sterling LLP
     9 Appold Street
     London
     EC2A 2AP

     For the attention of: Peter King

     Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this Clause 17.

17.3 Any notice given under this Agreement shall, in the absence of earlier receipt be deemed to have been duly given if sent by recorded post, two clear Business Days after the date of posting.

18.  ANNOUNCEMENTS

     No announcement or circular concerning the sale of the Shares or otherwise in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Sellers without the prior written approval of the Purchaser. This shall not affect any announcement or circular required by law or any regulatory body, including the United States Securities and Exchange Commission, or the rules of any recognised stock exchange or regulatory body to which that party is subject but in such circumstances the party with an obligation to make an announcement or issue a circular shall consult with the other party or parties insofar as is reasonably practicable before complying with such an obligation.

19.  CONFIDENTIALITY

19.1 Subject to Clause 19.3, the Sellers shall:

     (a)  treat as confidential:

          (i) the provisions of the Transaction Documents and any information regarding the negotiations relating to the Transaction Documents;

          (ii) all information about the Purchaser and any member of the Purchaser's Group obtained or received by it as a result of negotiating, entering into or performing its obligations under any of the Transaction Documents or the performance by the other parties of their obligations under any of the Transaction Documents; and

          (iii) all information used in or otherwise relating to the business, financial or other affairs of the Company (including future plans and targets),

          together, the "PURCHASER CONFIDENTIAL INFORMATION"; and

     (b) not, except with the prior written consent of the Purchaser, publish or otherwise disclose to any person or use any Purchaser Confidential Information.

19.2 Subject to Clause 19.3, the Purchaser shall procure that each member of the Purchaser's Group shall:

     (a)  treat as confidential:

          (i) the provisions of the Transaction Documents and any information regarding the negotiations relating to the Transaction Documents; and

          (ii) all information about the Sellers obtained or received by it as a result of negotiating, entering into or performing its obligations under any of the Transaction Documents or the performance by the other parties of their obligations under any of the Transaction Documents, together, the "SELLERS' CONFIDENTIAL INFORMATION"; and

     (b) not, except with the prior written consent of the Sellers, publish or otherwise disclose to any person or use any Sellers' Confidential Information.

19.3 Neither Clause 19.1 nor 19.2 shall prohibit disclosure or use of any information if and to the extent:

     (a) the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange or regulatory body including, but not limited to, the US Securities an Exchange Commission in the case of the Purchaser;

     (b) the disclosure or use is required for the purposes of any judicial proceedings arising out of this Agreement or any of the Transaction Documents or the disclosure is required to be made to a Tax Authority in connection with the Taxation affairs of the disclosing party;

     (c) the disclosure or use is required to vest the full benefit of this Agreement in any of the Sellers or in the Purchaser, as the case may be;

     (d) the disclosure or use is required in the view of the Purchaser, acting reasonably, for any filing or submission to be made in furtherance of securing any competition or regulatory approvals;

     (e) the disclosure is made to professional advisers of the Sellers or the Purchaser provided that such disclosure is made in terms that such professional advisers, auditors or bankers undertake to comply with the provisions of Clauses 19.1 or 19.2 (as the case may be) in respect of such information as if they were a party to the Agreement;

     (f) the information has come into the public domain (other than through the fault of that party or the fault of any person to whom such information is disclosed in accordance with sub-paragraph (e);

     (g) the information is at any time after the date of this Agreement lawfully acquired on a non-confidential basis from a third party who, as far as the Sellers are or the Purchaser is (as the case may be) aware, does not owe the other party or any of its affiliates an obligation of confidence in relation to it.

19.4 The restrictions contained in this Clause 19 shall survive Completion or termination of this Agreement for any reason and shall continue for a period of three years from the date of this Agreement.

19.5 The confidentiality agreement between the Purchaser and the Sellers dated 16 April 2007 is hereby terminated and shall have no further force or effect.

20.  COSTS AND EXPENSES

     Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other Transaction Documents. For the avoidance of doubt, the Company shall not pay any such costs and expenses.

21.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

22.  TIME OF ESSENCE

     Except as otherwise expressly provided, time is of the essence in this Agreement, both as regards, any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

23.  INVALIDITY

     If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement.

24.  INTEREST

     If the Sellers or the Purchaser default in the payment when due of any sum payable under this Agreement the liability of the Sellers or the Purchaser (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of two per cent. above the base rate from time to time of Barclays Bank Plc. Such interest shall accrue from day to day and shall be without prejudice to any other remedy available to the Sellers or the Purchaser (as the case may be) in respect of such default.

25.  FURTHER ASSURANCES

     The Sellers shall, and shall use reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of giving to the Purchaser the full benefit of all the provisions of this Agreement.

26.  GOVERNING LAW AND SUBMISSION TO JURISDICTION

26.1 This Agreement shall be governed by and construed in accordance with English law.

26.2 Each of the parties irrevocably submits to the jurisdiction of the High Court of England & Wales and agrees that, subject to the provisions of
     Schedule 7, the High Court shall have exclusive jurisdiction to settle any Disputes which may arise out of or in connection with this Agreement and any documents executed or agreed pursuant to it.

IN WITNESS whereof this Agreement has been entered into on the date first above written.

                                   SCHEDULE 1

                   PARTICULARS OF THE SELLERS AND THE COMPANY

                                     PART A
                           PARTICULARS OF THE SELLERS

NAME & ADDRESS OF SELLER   SHARES SOLD   CONSIDERATION
------------------------   -----------   -------------
Alan Richard Morris            33        L1,166,666.66
14 Lee Lane
Millhouse Green
Penistone
Sheffield
South Yorkshire
S36 9LN

Edwin Rhys Morris              33        L1,166,666.66
14 Lee Lane
Millhouse Green
Penistone
Sheffield
South Yorkshire
S36 9LN

Morgan Lawn Morris             33        L1,166,666.66
4 East Park Road
Harrogate
North Yorkshire
HG1 5QT

                                     PART B
                           PARTICULARS OF THE COMPANY

Registered Number                   05285231

Registered Office                   Pontygwindy Industrial Estate
                                    Caerphilly
                                    Mid Glamorgan
                                    CF83 3HU

Date and Place of Incorporation     12/11/2004, UK

Directors                           A R Morris

Secretary                           M L Morris

Share capital                       100 authorised, 99 issued ordinary shares of
                                    L1 each

Accounting Reference Date           31/03

Auditors                            Broomfield & Alexander Limited
                                    Waters Lane Chambers
                                    Waters Lane Newport
                                    NP20 1LA

Tax Residence                       England and Wales

Tax District and Reference Number   South Wales Area
                                    14th Floor
                                    Phase 2 Building
                                    Llanishen
                                    Cardiff
                                    CF14 5FP
                                    Ref. 204/29658/18261

VAT Number                          847 7496 67A

                                   SCHEDULE 2

                                   WARRANTIES

                                     PART A
                         WARRANTIES GIVEN BY THE SELLERS

1.   GENERAL CORPORATE INFORMATION

1.1  THE COMPANY AND THE SHARES

     (a) The Sellers specified in Part A of Schedule 1 are the sole legal and beneficial owners of the Shares and have the right to exercise all voting and other rights over the Shares.

     (b) The Shares comprise the whole of the issued and allotted share capital of the Company, have been properly and validly issued and allotted and are each fully paid.

     (c) No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

     (d)  There are no Encumbrances on the Shares.

     (e) All consents for the transfer of the Shares have been obtained or will be obtained by Completion.

     (f) The Shares have not been and are not listed on any stock exchange or regulated market.

     (g)  The Company does not:

          (i) have any interest in, nor has agreed to acquire, any share capital or other security referred to in paragraph (c) above of any other company (wherever incorporated); or

          (ii) has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated.

     (h)  The particulars contained in Schedule 1 are true and accurate.

1.2  CONSTITUTIONAL DOCUMENTS, CORPORATE REGISTERS AND MINUTE BOOKS

     (a) The constitutional documents attached to the Disclosure Letter are true, complete and accurate copies of the constitutional documents of the Company and there have not been and are not any breaches by the Company of its constitutional documents.

     (b) The registers and minute books required to be maintained by the Company under the law of the jurisdiction of its incorporation are up-to-date, are maintained in accordance with applicable law and contain complete and accurate records of all matters required to be dealt with in such books and records.

     (c) All registers and books referred to in paragraph (b) above are in the possession (or under the control) of the Company and no notice or allegation that any of such books and records are incorrect or should be rectified has been received.

     (d) All registrations, filings, publications and other formalities required by applicable law to be made or delivered by the Company to the Registrar of Companies have been duly made or delivered on a timely basis.

1.3  NO BREACH

     The execution and delivery of, and the performance by the Sellers of their obligations under, this Agreement, and any of the Transaction Documents to be executed by the Sellers pursuant to or in connection with this Agreement will not result in:

     (a) a breach of, or give rise to a default under, any contract, licence or instrument to which any of the Sellers is a party or by which it is bound;

     (b) a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory body by which any of the Sellers is bound; or

     (c) a requirement for any of the Sellers to obtain any consent or approval of, or give any notice to or make any registration with any governmental, regulatory or other authority which has not been obtained or made at the date of this Agreement on a basis which is both unconditional and cannot be revoked.

2.   AUTHORITY AND CAPACITY

     The Transaction Documents will, when executed, constitute valid and binding obligations on the Sellers, in accordance with their respective terms.

3.   CONTRACTS AND COMMITMENTS

3.1 The Company is not a party to or subject to any obligation, contract, arrangement, transaction or understanding (other than in relation to any property, lease or contract of employment) which:

     (a)  is not in the ordinary and usual course of business; or

     (b)  is not wholly on an arm's length basis; or

     (c) is of a long term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than six months after the date of Completion or incapable of termination by the Company within six months of Completion; or

     (d) restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit so as to have a material adverse effect on the Company; or

     (e) is of a loss making nature (that is known to be likely to result in loss on completion of performance) which is material to the Company in the context of the Business as a whole; or

     (f) cannot readily be fulfilled or performed on time without undue or unusual expenditure of money or effort; or

     (g) requires the Business to reveal confidential information, gross margin or profits, or to otherwise share sensitive or confidential information with a supplier or customer that is not normally shared in such transactions; or

     (h) contains any antidiscrimination pricing or other provision requiring the Company to offer or adjust any pricing to any customer to the lowest pricing offered to another customer,

     except paragraphs (c) and (e) and shall not apply in the case of orders that have been received by the Company on or before Completion.

3.2 During the last 12 months, no significant customer of or any significant supplier to the Company has ceased to deal with the Company or has indicated to the Company an intention to cease to deal with the Company, either in whole or in part, or on materially different terms, and, so far as the Sellers are aware, no such person has indicated that they are likely to cease to deal with the Company or deal with the Company on a materially smaller scale or (in writing) on materially different terms. For the purposes of paragraph 3.4(a) a "significant customer" is a customer who has accounted for more than 5 per cent of turnover in any of the 2006 and 2007 calendar years and a significant supplier is a supplier who has accounted for more than 5 per cent of operating costs in any of the 2006 and 2007 calendar years.

3.3 (a) The Company is not nor has been party to any contract arrangement or understanding material to the Business with any current or former employee or current or former director or officer or any current or former Consultant of the Company or any person connected (as defined in section 252 and 253 of the Companies Act 2006) with any of such persons, or in which any such person as aforesaid is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business.

     (b) There are no existing contracts or arrangements between or involving the Company and any of the Sellers and/or any person connected with any of them.

     (c) Any existing contracts or arrangements between or involving the Company and any of the Sellers and/or any person connected with any of them, together with any outstanding liabilities, shall be terminated and settled at or prior to Completion.

3.4  So far as the Sellers are aware:

     (a) all the contracts in respect of significant customers or significant suppliers to which the Company is a party are valid and binding obligations of the parties thereto and the terms thereof have been materially complied with by the Company and by any other party to such contracts.

     (b) no notice of termination or of intention to terminate has been received in respect of any such contracts and there are no grounds for rescission, avoidance or repudiation of any of such material contracts.

3.5 The Company has not, nor has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to the Company has a liability or obligation except for the payment of annual subscription or membership fees).

3.6 The Company has not applied for or received any grant, allowance, and / or subsidy from any supranational, national or local authority or government agency during the last six years.

4.   LEGAL COMPLIANCE

4.1 So far as the Sellers are aware, as at the date of the Agreement, the Company has all licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities necessary for the carrying on of the businesses and operations of the Company ("LICENCES") and such Licences are in full force and effect and have been and are being complied with in accordance with their terms and to the extent required by law. There is no investigation or proceeding outstanding in respect of any such Licences.

4.2

     (a) The Company is conducting, and, so far as the Sellers are aware, during the two year period prior to Completion, has conducted the Business in material compliance with applicable laws and regulations in each country in which the Business is carried on and has full corporate power and authority to carry on such Business and to own the material property and assets it owns.

     (b) So far as the Sellers are aware, there is no investigation, disciplinary proceedings, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against the Company which will have a material adverse effect upon the Business.

     (c) The Company has not received any written notice from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any such applicable law, regulation, or requiring it to take or omit any action which in any case would have a material adverse effect on the Business.

     (d) So far as the Sellers are aware, the Company is conducting and, during the two year period prior to Completion, has conducted the Business as carried on at the Property in material compliance with Environmental Law.

5.   LITIGATION

5.1 There is no claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration in which the Company is involved whether as claimant or defendant or as another party (other than as claimant in the collection of debts arising in the ordinary and usual course of its business (none of which exceeds L50,000)) in respect of which the amount claimed is more than L10,000 or which is otherwise material to the Business.

5.2 So far as the Sellers are aware, no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration is pending or threatened by or against the Company.

6.   ACCOUNTS

6.1  The Accounts:

     (a)  have been prepared on a basis consistent with UK GAAP; and

     (b) fairly present in all material respects the state of affairs of the Company as at the Accounts Date for the financial year ended on that date.

6.2 (a) So far as the Sellers are aware, the management accounts relating to the Company for the period ended 31 August 2007 (the "MANAGEMENT ACCOUNTS" and the "MANAGEMENT ACCOUNTS DATE", respectively) (which it is acknowledged have not been the subject of an audit report):

          (i) have been accurately prepared with due care and attention in compliance with the Company's procedures and good commercial practice; and

          (ii) have been prepared on a basis consistent with the management accounts of the Company for the preceding 12 months.

     (b) The Management Accounts do not materially misstate the assets and liabilities of the Company as at the Management Accounts Date nor the profits or losses of the Company for the period concerned.

6.3 The audited accounts of the Company for the last two financial years have been duly filed with the appropriate body in the relevant jurisdiction on a timely basis.

6.4 The Accounts make full provision for all actual liabilities, proper provision (or note) for all contingent liabilities and provision reasonably regarded as adequate for bad and doubtful debts in each case if and to the extent required by UK generally accepted accounting principles.

6.5 The rights of the Company in respect of debts shown in the books and records of the Company

     (a)  are valid and subject to a legal right of enforcement; and

     (b) are not subject to any valid defence, right of set-off or counter-claim, withholding or other deduction, subject always to any provisions made in respect of such debts in the Completion Statement or in the Accounts.

6.6 Save in respect of the Five Arrows Agreement, the Company has not factored or discounted any of its debts or other receivables or agreed to do so.

6.7 The books of account and financial records of the Company are up to date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain appropriate records of all matters to be dealt with in such books and all such books and records and all other documents (including documents of title) which are the property of the Company or ought to be in its possession are in its possession (or under its control).

7.   FINANCIAL OBLIGATIONS

7.1 Material details of all financial facilities (including loans, derivatives and hedging arrangements) available to the Company and the amounts outstanding under them are set out in the Disclosure Letter and the Sellers have supplied true and correct copies of all terms relating thereto.

7.2  The total amount borrowed by the Company:

     (a) from its bankers does not exceed its facilities at the Completion Date; and

     (b) does not exceed any limitation on its borrowings contained in its constitutional documents or in any debenture or loan stock deed or credit agreement or other instrument.

7.3 The Company has not engaged in any borrowing or financing which would not have been required to be reflected in the audited balance sheet of the Company as at the Accounts Date.

7.4 There is no outstanding guarantee, indemnity or security (whether or not legally binding) given:

     (a)  by the Company; or

     (b)  for the benefit of the Company.

7.5 There are no loans due to the Company from any Seller or any person beneficially interested in any part of the share capital of the Company, or any director of the Company or any person connected with any such director, which are not of an entirely arm's length nature and/or in the ordinary course of business, and which will not be settled prior to or at Completion.

8.   PROPERTY AND ASSETS

8.1  REPLIES TO ENQUIRIES

     So far as the Sellers are aware, the CPSE Replies are true, accurate and not misleading.

8.2  THE PROPERTY

     (a) The Property comprises all of the premises and land owned, occupied or otherwise used in connection with the business of the Company or in which the Company has an interest.

     (b) The details of the Property set out in Schedule 5 are true, complete and not misleading.

     (c) The Company is the lessee of the whole Property and is in possession of the whole of the Property and the Company has not received notice in writing that any other person is in, or otherwise entitled to, occupation or use.

     (d) The Company has no continuing liability in respect of any leasehold property other than the Property.

     (e) Save as disclosed by the title deeds and documents which have been disclosed to the Purchaser, there are no mortgages, charges (whether legal or equitable and whether fixed or floating) or debentures, rent charges, liabilities to maintain roadways, liens (whether for costs or to an unpaid vendor or otherwise), annuities or other unusual outgoings, or trusts (whether for securing money or otherwise), affecting the Property or the proceeds of sale thereof.

8.3 All assets included in the Accounts or acquired by the Company since the Accounts Date, other than any assets disposed of or realised in the ordinary and usual course of business, and excepting rights and retention of title arrangements arising by operation of law in the ordinary and usual course of business are:

     (a)  legally and beneficially owned by the Company;

     (b) where capable of possession, in the possession of, or under the control of the Company,

     and none of such assets is the subject of an Encumbrance. True and accurate details of the Fixed Assets are set out in Schedule 8.

8.4 The plant and machinery, vehicles and other equipment owned by the Company are suitable for the purposes for which they are used in the Business.

8.5 So far as the Sellers are aware, the property, rights and assets owned, leased or otherwise used by the Company comprise all the property, rights and assets necessary or convenient for the carrying on of the Business fully and effectively in, and to the extent to, which it is presently conducted.

9.   INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

9.1 (a) So far as the Sellers are aware, all the Material Intellectual Property is legally owned by, licensed to or used under the authority of the owner by the Company. Brief details of all such licences and authorities (excluding any shrink-wrap licences for computer software) are set out in paragraph 4 of Schedule 6.

     (b) All the Material Intellectual Property which is owned by the Company is:

          (i)  not being infringed or attacked or opposed by any person;

          (ii) not licensed to a third party except under those licences, brief details of which are set out in paragraph 3 of Schedule 6 or subject to any encumbrance; and

          (iii) listed and briefly described in paragraphs 1 and 2 of Schedule
               6.

9.2 The several licences and agreements included in the Material Intellectual Property (including all amendments, novations, supplements or replacements to those licences and agreements), brief details of which are set out in paragraphs 3 and 4 of Schedule 6 and true and accurate copies of which are included in the Disclosure Bundle, are in full force and effect and no notice has been given on either side to terminate them and the obligations of all parties have been fully complied with.

9.3 So far as the Sellers are aware, all patentable inventions made by Employees of the Company and used in the Business were made in the normal course of the duties of the Employees concerned and there are no outstanding or expected claims against the Company under any contract or under any law providing for employee compensation in respect of any rights or interests in Intellectual Property.

9.4  For the purposes of this paragraph 9.4

     (a) "INFORMATION TECHNOLOGY" means computer systems, communication systems, software and hardware which at or before Completion is used in the Business.

     (b) In the 24 months prior to the date of this Agreement, there have been no failures or breakdowns of any Information Technology which have caused any substantial disruption or interruption in or to the Business or which have had a material adverse effect on the Business.

     (c) The Company has in place reasonably adequate procedures to prevent unauthorised access to and the introduction of viruses into the Information Technology, and for the taking and storing on-site and off-site of back-up copies of the software and data contained in the Information Technology.

     (d) Details of all agreements or arrangements material to the Business relating to the maintenance and support, security, disaster recovery, management and utilisation (including escrow arrangements relating to the deposit of source codes, facilities management and computer bureau services agreements) of the Information Technology are disclosed in the Disclosure Bundle.

9.5 (a) So far as the Sellers are aware, the Company has complied throughout the last 24 months in all material respects with applicable requirements (including registration or notification requirements) of applicable data protection legislation.

     (b) No notice alleging non-compliance with any such legislation (including any enforcement notice, deregistration notice, transfer prohibition notice or equivalent notice) has been received by the Company.

     (c) The Company has not received any claim from any individual in respect of any infringement or alleged infringement of any applicable data protection legislation.

10.  EMPLOYEES AND EMPLOYEE BENEFITS

10.1 GENERAL

     Full and accurate details are contained in the Disclosure Letter of:

     (a) the Employees (including details of their respective salaries, length of service, notice periods and benefits);

     (b) the terms of all current contracts of employment of the directors and any Senior Employees;

     (c) all terms of employment or benefits provided of general application or of application to a particular grade of or category of Employee including but not limited to copies of any staff handbooks and policies or arrangements which apply to any Employee;

     (d) the terms of all current recognition, procedural, collective or other agreements between the Company and any trade union, works council or other body representing the Employees of any of them;

     (e) the terms of all share incentive schemes, share option schemes, profit sharing, bonus, commission or other incentive schemes, permanent health insurance, medical, directors' and officers' insurance, travel, car, redundancy and any other benefit schemes applicable to the directors or any of the Employees or their dependents (the "SCHEMES"); and

     (f)  copies of all Consultancy Agreements with the Company.

10.2 No payment has been made or promised to be made or benefit given or promised to be given by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any director, Employee or former employee or former director.

10.3 In the last 12 months no employee has been made redundant or has been given notice of redundancy and the Company has not given notice of redundancies to the Secretary of State or started consultations with appropriate representatives under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992.

10.4 The Disclosure Letter sets out details of redundancy payments made by the Company. There is no agreed procedure for selection of employees for redundancy. In the event of termination of employment by reason of redundancy, none of the Employees would have an express or implied contractual right to receive redundancy payments from the

     Company in excess of minimum statutory redundancy payments provided under UK law.

10.5 The Company has paid or discharged in full or will pay or discharge in full in respect of the period up to and including the last regular date for such payments prior to the date of Completion the salaries and wages and other benefits of all of its directors, Employees, former employees and former directors (including reimbursement of all expenses properly due to such persons) and shall make or have made all related payments to third party benefit providers and all related payments (including but not limited to payments of income tax and National Insurance contributions) to the relevant authorities in respect of that period.

10.6 There are no amounts owing or agreed to be loaned or advanced by the Company to any of its Employees, directors or former employees or former directors (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of business expenses).

10.7 The Company has in relation to each of its Employees and former employees complied in all material respects with all applicable legislation, regulations, codes of conduct, codes of practice, collective agreements, terms and conditions of employment, orders, agreements with third parties, and awards relevant to their conditions of service or to the relations between it and the Employees and former employees or any recognised trade union or body representing the Employees and has complied in all material respects with all its obligations concerning the health and safety at work of each of the Employees and former employees and has not incurred any liability to any Employee or former employee in respect of any accident or injury.

10.8 No Senior Employee nor any material number, grade or category of Employees has given or received notice of termination of his or their contract of employment.

10.9 No Employees are on secondment, maternity leave or absent on grounds of disability, long term sickness or other leave of absence and have, or may have, a statutory or contractual right to return to work.

10.10 There are no outstanding offers of employment or engagement to work in the Company and no person has accepted such an offer but not yet taken up the position accepted, and, so far as the Sellers are aware, no Employee intends to resign as a result of the acquisition of the Shares by the Purchaser or other performance of the terms of this Agreement.

10.11 The acquisition of the Shares or change of control or ownership of the Company under this Agreement will not entitle any of the directors or Employees of the Company to terminate his employment or engagement nor trigger any entitlement on the part of any director or Employee to receive a right or benefit or to receive an increased right or benefit.

10.12 The Company has not entered into any arrangement regarding any future variation of any contract of employment in respect of any Employee or any agreement imposing an obligation on the Company to increase the basis and/or rates of remuneration and/or the provision of benefits in kind to or on behalf of any of the Employees at any future date.

10.13 There are no contracts of employment (written or unwritten) with any director or Employee which require the employing company to give more than three months' notice to terminate the employment of such person.

10.14 There are no complaints, disputes or claims pending or threatened against the Company of whatsoever nature in relation to any Employee or former employee and, so far as the Sellers are aware, there are no matters which could give rise to any such complaints, disputes or claims.

10.15 So far as the Sellers are aware, since the API Acquisition Date all disciplinary matters and grievances have materially complied with the requirements of the Employment Act 2002 and the Employment Act 2002 (Dispute Resolution) Regulations 2004.

10.16 The Company has not since the API Acquisition Date entered into any agreement, which involved or may involve the Company acquiring or disposing of any undertaking or part of one, to which the Transfer of Undertaking (Protection of Employment) Regulations 1981 or 2006 as amended from time to time may apply and which affected or may affect any Employee.

10.17 Save as disclosed in the Disclosure Letter no Employees are member of a trade union or any other body representing workers and there is no trade union recognised or works council in existence in relation to any of the Employees for the purposes of collective bargaining or any other purposes.

10.18 Since the API Acquisition Date no written request has been received by the Company for recognition of a trade union in respect of all or any of the Employees.

10.19 Since the API Acquisition Date the Company has not been engaged or involved in any industrial or trade dispute or any dispute or negotiation with any Employees, former employees, trade union, works council or any other body representing any Employee or any number or category of Employees or former employees.

10.20 There are no enquiries or investigations affecting the Company in relation to any of the Employees by the Equal Opportunities Commission, the Commission for Racial Equality, the Health and Safety Executive, the Disability Rights Commission or by any other regulatory or governmental body which is responsible for employment matters.

10.21 Full details of all health and safety policies and procedures, health and safety committees, health and safety representatives, and any written complaints, recommendations by the Health and Safety Executive, investigations by the Health and Safety Executive or claims relating to health and safety issues made or carried out since the API Acquisition Date and affecting the Company and the Employees or former employees have been disclosed in the Disclosure Letter.

10.22 PENSIONS

     The Company has complied and continues to comply with all legal obligations to offer the Employees access to a stakeholder pension scheme in accordance with UK law. Otherwise, the Company does not have any arrangements or agreements to provide any sort of pension of retirement benefits to the Employees or any former employees or their dependents, nor is the Company under any obligation to make any contributions to any personal pension arrangements of any of the Employees. None of the Employees have any rights that relate to or are in any way connected with an occupational pension scheme which rights were or may have been preserved by operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 on the transfer which occurred on the API Acquisition Date.

11.  ENVIRONMENT

11.1 So far as the Sellers are aware all relevant documentation in the possession, control or actual knowledge of the Sellers in connection with the Environment in respect of the Property has been provided to the relevant Insurer in connection with the Environmental Insurance Policy.

12.  ANTI-TRUST

12.1 So far as the Sellers are aware, the Company is not a party to any agreement, arrangement or concerted practice nor is it carrying on any practice material to the Business:

     (a) which in whole or in part may contravene or may be invalidated by any anti-trust, fair trading, dumping, consumer protection or similar legislation in any jurisdiction where the Company has assets or carries on business or sells its goods and services;

     (b) in particular and without prejudice to the generality of the foregoing, which in whole or in part contravenes Article 81(1) or 82 of the Treaty of Rome, Chapters I or II of the Competition Act 1998 or any equivalent national legislation in any member state of the European Economic Area; or

     (c) in respect of which any filing, registration or notification is required or is advisable pursuant to the legislation referred to in
          (a) or (b) above (whether or not the same has in fact been made).

12.2 So far as the Sellers are aware, the Company has not received directly or indirectly any advantage in any form whatsoever from state resources which could amount to state aid within the meaning of Article 87(1) EC Treaty requiring exemption by the European Commission and which has not received such exemption.

12.3 So far as the Sellers are aware, the Company has not been awarded any contract by a state entity in breach of EC Council Directive 93/36 (as amended), EC Council Directive 93/37 (as amended); EC Council Directive 93/38 (as amended) and EC Council Directive 92/50 (as amended) (together "the Procurement Directives") or national legislation implementing the Procurement Directives.

13.  INSURANCE

13.1 Summary particulars of the insurances of the Company material to the Business are contained in the Disclosure Letter.

13.2 In respect of the insurances referred to in paragraph 13.1:

     (a)  all premiums have been duly paid to date;

     (b) no Seller has received any notification that such insurances are not valid or enforceable;

     (c) so far as the Sellers are aware, no act, omission, misrepresentation or non-disclosure by or on behalf of the Company has occurred which makes any of these policies voidable;

     (d) so far as the Sellers are aware, no circumstances have arisen which would render any of the policies void or unenforceable for illegality or otherwise; and

     (e) so far as the Sellers are aware, there has been no breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies or to terminate any policy.

13.3 INSURANCE CLAIMS

     (a) Details of all insurance claims in excess of L25,000 made by the Company during the past two years are contained in the Disclosure Letter.

     (b) No insurance claim by the Company in excess of L25,000 is outstanding and no circumstances exist which are likely to give rise to any insurance claim.

13.4 CLAIMS REFUSED

     Since 31 March 2007 no claim has been refused by an insurer and no amount paid by an insurer in respect of any claim has been less than the amount owing in respect of any such claim.

14.  PRODUCTS

     During the 12 month period prior to Completion, no individual claims where the net cost value to the Company in respect of such claims is greater than L50,000 have been made against the Company in relation to any products or services which have been manufactured, sold or supplied by the Company.

15.  TAX

15.1 The Company has duly and punctually paid all Tax which it has become liable to pay and is not under any liability to pay any penalty, interest, surcharge or fine in connection with any Tax.

15.2 The Company has made all returns, maintained all records, supplied all information and given all notices to any Taxation Authority as requested or required by law within any requisite period and all such returns, information and notices are correct and accurate in all respects and are not the subject of any dispute and, so far as the Sellers are aware, there are no facts or circumstances likely to give rise to or be the subject of any such dispute.

15.3 The Company is not involved in any dispute in relation to Tax and no Taxation Authority has investigated or indicated that it intends to investigate the Tax affairs of the Company other than under the normal tax audit procedures of the relevant Taxation Authority.

15.4 The Company has duly submitted all claims, disclaimers, elections, surrenders and applications which have been assumed to have been made for the purposes of the Accounts and details of all such claims, disclaimers, elections, surrenders and applications are set out in the Disclosure Letter.

15.5 No Taxation Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation, published practice or convention) in relation to the affairs of the Company.

15.6 No claim has been made for the depreciation of any asset of the Company for Tax purposes in circumstances in which the claim is likely to be disallowed.

15.7 The Disclosure Letter sets out full particulars of all claims and elections made (or assumed in the Accounts to be made) under sections 23, 152-162, 165, 247, 247A or 248 of the TCGA insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Accounts Date by the Company of any of its assets.

15.8 All documents in the enforcement of which the Company is or may be interested in order to establish legal entitlement or any other right have been duly stamped and since the Accounts Date the Company has not been a party to any transaction whereby the Company was or is or could become liable to stamp duty reserve tax.

15.9 So far as the Sellers are aware, the Accounts for the Company make full provision or reserve in respect of any period ended on or before the Accounts Date for all Tax assessed or liable to be assessed on the Company or for which it is accountable at the Accounts Date whether or not the Company has or may have any right of reimbursement against any other person including in particular (but without prejudice to the generality of the foregoing) Tax in respect of property (of whatever nature) income, profits or gains held, earned, accrued or received by or to a person on or before the Accounts Date or by reference to any event occurring, acts done or circumstances existing on or before that date including distributions made down to such date or provided for in the Accounts and proper provision has been made and shown in the Accounts for deferred taxation in accordance with UK GAAP.

15.10 The Company is a registered taxable person for the purpose of the VATA and all regulations and orders made thereunder (the "VAT LEGISLATION") and the Company has complied in all material respects with the requirements and provisions of the VAT legislation.

15.11 So far as the Sellers are aware, no transaction, act, omission or event has occurred (including without limitation the execution or implementation of this agreement) in consequence of which the Company is or may be held liable for any Tax or may otherwise be held liable for or to indemnify any person in respect of any Tax which is primarily or directly chargeable against or attributable to any person other than the Company.

15.12 The Company has no liability to make any payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person's liability to Tax.

15.13 The Company will not become liable to pay any Tax or suffer an alteration in the manner in which it is assessed for Tax, or lose any relief or allowances otherwise available to it as a result of entering into this Agreement other than by virtue of it becoming associated with the Purchaser.

15.14 All transactions entered into by the Company have been entered into on an arm's length basis and the consideration (if any) charged or received or paid by the Company on all transactions entered into by it has been equal to the consideration which might have been expected to be charged, received or paid (as appropriate) between independent persons dealing at arm's length and no notice or enquiry by any Taxation Authority has been made in connection with any such transaction.

15.15 The Company is not liable to Tax in any jurisdiction other than the jurisdiction in which it is incorporated nor does the Company have or has ever had a permanent establishment in a jurisdiction other than the jurisdiction of incorporation.

15.16 The Company has deducted Tax from all payments made where required by applicable legislation and accounted to the relevant Taxation Authority for Tax so deducted within all applicable time limits.

15.17 The Company is not and has never been a member of a group of companies for the purposes of any corporate income Tax.

15.18 The Company has made no transfer of value such as is specified in section 94(1) (or section 99(2)) of the IHTA.

15.19 The Company has not made any loan advance or payment or given any consideration falling within sections 419-420 or 422 of the TA.

15.20 The Company has made no payments and conferred no benefits falling to be treated as distributions under section 418 of the TA.

15.21 The Company has not made a transfer at an undervalue so that section 125 of the TCGA could apply.

15.22(a) The Company is not, and, so far as the Sellers are aware, will not become, liable to be assessed to inheritance tax as donor or donee of any gift or transferor or transferee of value (actual or deemed) nor as a result of any disposition chargeable transfer or transfer of value (actual or deemed) made by or deemed to be made by any other person where such gift, transfer or disposition was made prior to Completion.

     (b) There is no unsatisfied liability to inheritance tax attached or attributable to the Shares or any asset of the Company and in consequence no person has the power to raise the amount of such Tax by sale or mortgage of or by a terminable charge on any of the Shares or assets of the Company as mentioned in section 212 of the IHTA and none of the Shares or assets of the Company are subject to a charge by HM Revenue & Customs within section 237 of the IHTA.

16.  EVENTS SINCE THE ACCOUNTS DATE

     Since the Accounts Date:

16.1 there has been no material adverse change in the financial or trading position or prospects of the Company (other than a change affecting or likely to affect all companies carrying on business in similar countries in which the Company carries on business) and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;

16.2 the Business has not been materially and adversely affected by any abnormal factor whether or not affecting similar businesses to a like extent and there are no facts which are likely to give rise to any such effects;

16.3 the Business has been carried on as a going concern in the ordinary and usual course.

16.4 the Company has not entered into any transaction or assumed or incurred any liabilities (including contingent liabilities) or made any payment not provided for in the Accounts otherwise than in the ordinary and usual course of carrying on its business;

16.5 no material capital commitments have been entered into or proposed by the Company. For these purposes a material capital commitment is one involving capital expenditure of over L150,000;

16.6 the Business has not been materially and adversely affected by the loss of any important customer or source of supply and there are no facts or circumstances which are likely to give rise to any such effect. For these purposes, an important customer or source of supply in relation to the Company means one which in either of the two financial periods immediately preceding the Accounts Date accounted for 5 per cent or more (in the case of a customer) of the turnover of the Company or (in the case of a source of supply) of the goods, services or equipment supplied to the Company;

16.7 the Company has not declared, made or paid any dividend or other distribution to its members;

16.8 the Company has not allotted or issued or agreed to allot or issue any share capital or any other security giving rise to a right over its capital;

16.9 the Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital; and

16.10 otherwise than in the ordinary and usual course of carrying on its business, the Company has not incurred any additional borrowings or incurred any other indebtedness.

17.  INSOLVENCY

     (a) The Company is not insolvent under the laws of its jurisdiction or incorporation or unable to pay its debts as they fall due.

     (b) The Company has not been held in default by lenders under any debt financing.

     (c) There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning the Company and, so far as Sellers are aware, no events have occurred which, under applicable laws, would justify such proceedings.

     (d) So far as the Sellers are aware, no steps have been taken to enforce any security over any assets of the Company and no event has occurred to give the rights to enforce such security.

                                     PART B

                        WARRANTIES GIVEN BY THE PURCHASER

1.   AUTHORITY AND CAPACITY

1.1 The Purchaser is a company validly existing and duly incorporated and registered under the law of its jurisdiction of incorporation.

1.2 The Purchaser has the legal right and full power and authority to enter into and perform this Agreement, and the Transaction Documents to which it is a party and to be executed by it pursuant to or in connection with this Agreement or the Transaction Documents.

1.3 The documents referred to in paragraph 1.2 above will, when executed, constitute valid and binding obligations on the Purchaser in accordance with their respective terms.

1.4 The Purchaser has taken all corporate action required by it to authorise it to enter into and perform this Agreement, any Transaction Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Transaction Document.

                                   SCHEDULE 3

                             COMPLETION OBLIGATIONS

                                     PART A
                              SELLERS' OBLIGATIONS

1.   At Completion the Sellers shall:

1.1  Deliver to the Purchaser:

     (a) evidence that the unpaid Tax liability in relation to the Company's 2006 financial year has been settled in full with the relevant Tax Authority;

     (b) transfers in respect of the Shares duly executed by the registered holders in favour of the Purchaser (or such person as the Purchaser may nominate in writing prior to Completion) and share certificates for the Shares in the name of the relevant transferors (or an express indemnity in a form satisfactory to the Purchaser in the case of any certificate found to be missing) and any power of attorney under which any transfer is executed on behalf of any Seller or nominee;

     (c) such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Shares;

     (d) powers of attorney in such form as the Purchaser may reasonably require executed by each of the holders of the Shares in favour of the Purchaser to enable the Purchaser (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose; and

     (e)  the Disclosure Letter duly executed by the Seller.

1.2 Procure that the Tax Deed is executed and delivered to the Purchaser by the Covenantors named therein;

1.3  Procure that First Propco Limited enters into:

     (a)  the Deed of Variation of the Property with the Company; and

     (b)  the Property Pre-Emption Agreement with the Purchaser.

1.4 Procure that the Company and First Propco Limited enter into the Environmental Insurance Policy.

1.5 Procure that the Company and First Propco Limited enter into the Environmental Deed.

1.6 Procure that the Company and Top Propco Limited enter into the Shares Pre-Emption Agreement.

1.7 Procure that the Company and MW Associates Limited enter into the M Licence Agreement.

1.8 Procure that the Company and MW Associates Limited enter into the Assignment.

1.9 Deliver to the Purchaser (or to any person whom the Purchaser may nominate (for the Purchaser itself and as agent for the Company and the Subsidiaries) (or otherwise make available in a manner reasonably acceptable to the Purchaser) such of the following as the Purchaser may require:

     (a) the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of the Company and share certificates or other documents of title in respect of all the issued share capital of each Subsidiary which is owned directly or indirectly by the Company;

     (b) the written resignations of each of the directors and secretaries of the Company from his office as a director or secretary in agreed terms in each case acknowledging that he relinquishes any rights which he may have under any contract of employment with the Company or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal;

     (c) the written resignations of the auditors of the Company with acknowledgements signed by each of them in agreed terms to the effect that they have no claim against the Company and containing the statement referred to in section 394 of the Companies Act 1985 to the effect that there are no circumstances connected with their resignation which they consider should be brought to the notice of the members or creditors of the Company;

     (d) a statement of the current balance owed by the Company to Five Arrows Commercial Finance Limited as at the Completion Date in relation to the Five Arrows Agreement;

1.10 Deliver to the Purchaser (or otherwise make available in a manner reasonably acceptable to the Purchaser) all the financial and accounting books and records of the Company, together with the cheque books of the Company;

1.11 Procure board meetings of the Company to be held at which:

     (a) in the case of the Company, it shall be resolved that each of the transfers relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) each transferee registered as the holder of the Shares concerned in the register of members;

     (b) each of the persons nominated by the Purchaser (such persons to be nominated in writing prior to Completion) shall be appointed directors and/or secretary, as the case may be, such appointments to take effect on the Completion Date;

     (c) the resignations of the directors and secretaries referred to in paragraph (a) above shall be tendered and accepted;

     (d) the resignations of the auditors referred to in paragraph (b) above shall be accepted and Deloitte shall be appointed as auditors of the Company;

     (e) all existing instructions to banks shall be revoked and new instructions shall be given to such banks in such form as the Purchaser may direct (provided that any such direction shall be given by the Purchaser to the Sellers in writing prior to Completion);

     (f) the situation of the registered office shall be changed to such address as the Purchaser may nominate and (subject to any requirements of law) the accounting reference date shall be changed in accordance with any instructions given by the Purchaser (provided that any such nomination and instruction shall be given by the Purchaser to the Sellers in writing prior to Completion);

     and the Sellers shall procure that minutes of each duly held board meeting, certified as correct by the secretary of the relevant company, referred to above are delivered to the Purchaser.

1.12 Procure that First Propco pays the full amount of the premium relating to the Environmental Insurance Policy as directed in the invoice provided by Giles Insurance Brokers Limited.

                                     PART B

                             PURCHASER'S OBLIGATIONS

At Completion:

1.   The Purchaser shall deliver to the Sellers' Lawyers:

     1.1 The Tax Deed, the Environmental Deed, the Disclosure Letter and the Escrow Letter duly executed by the Purchaser; and

     1.2 A copy of the minutes of a duly held meeting of the directors of the Purchaser authorising the execution by the Purchaser of the Transaction Documents to which the Purchaser is a party (such copy minutes being certified as correct by the secretary of the Purchaser).

2. The Purchaser shall procure that the Company shall maintain the credit insurance policy held by the Company at Completion in terms no less beneficial to the Company as at the date of Completion for a period of at least six months from the date of Completion.

3.   The Purchaser shall enter into the Environmental Policy.

4. The Purchaser shall procure that the Company shall pay to First Propco 50 per cent of:

     4.1  the premium payable in respect of the Environmental Insurance Policy;
          and

     4.2  the commission payable to Giles Insurance Brokers Limited,

     within 3 days of receipt of the invoice from First PropCo requesting payment.

                                     PART C

                      SELLERS' AND PURCHASER'S OBLIGATIONS

1. At Completion the Purchaser and Sellers shall Sign the Escrow Letter and procure that the Escrow Agents sign and deliver the Bank Instruction Letter to the Escrow Bank.

                                   SCHEDULE 4

                              COMPLETION STATEMENT

                                     PART A
                              COMPLETION STATEMENT

1. The Purchaser shall use all reasonable endeavours to procure that a draft Completion Statement in the agreed form set out in Part B of this Schedule is produced and delivered to the Sellers within 90 days of Completion.

2. Following receipt of the draft Completion Statement, the Sellers and their advisers shall be given such reasonable access as they may reasonably request by giving written notice to Chris Jowsey (or such other person who shall be notified to the Sellers in writing) to:

     2.1 the working papers of the Purchaser relating to the draft Completion Statement;

     2.2  the Property; and

     2.3  the relevant employees of the Company,

     in order to properly consider the draft Completion Statement and the Sellers and their advisers shall also be given reasonable opportunity to gain explanations from the Purchaser in respect of any matter directly arising from such review of those papers.

3. Within 30 Business Days of the date of receipt of the draft Completion Statement, the Sellers shall serve a notice on the Purchaser stating either that the Sellers:

     3.1 agree that the draft Completion Statement has been drawn up in the correct form and in accordance with this Agreement (an "ACCEPTANCE NOTICE"), or

     3.2  do not agree with the draft Completion Statement on the grounds that:

          (a)  it has not been drawn up in the correct form; and/or

          (b)  it is not in accordance with this Agreement (a "DISPUTE NOTICE").

4.   The Dispute Notice shall set out:

     4.1  the items being disputed;

     4.2  the reasons for disputing the items, and

     4.3 to the extent possible, a quantification of the proposed adjustments to the draft Completion Statement.

     For the avoidance of doubt (i) items not set out in the Dispute Notice shall be deemed to be agreed, and (ii) none of the items set out in the Dispute Notice shall be deemed to be agreed until the Completion Statement has been agreed as a whole between the parties in accordance with this
     Schedule 4.

5. If the Sellers, following the 30 Business Day period referred to at paragraph 3 above:

     5.1  serve an Acceptance Notice pursuant to paragraph 3.1 above; or

     5.2  do not serve any notice pursuant to paragraph 3 above,

     the draft Completion Statement delivered pursuant to paragraph 1 above shall be accepted as final and the Consideration shall be subject to the adjustment provisions set out in Clause 4 of this Agreement.

6. If the Sellers serve a Dispute Notice pursuant to paragraph 3.2 above, the parties shall use all reasonable endeavours to agree upon a solution to the items contained therein. If such agreement is reached and agreed in writing between the parties either (i) on all of the items stated in the Dispute Notice, or (ii) on any item within the Dispute Notice, it shall be final and binding on the parties.

7. If the parties cannot agree upon a solution to either (i) all of the disputed items, or (ii) can only agree upon a solution to some of the disputed items (the remaining item or items being the "DISPUTED ITEM" or "DISPUTED ITEMS", as the case may be), within 30 Business Days of the receipt of the Dispute Notice, they shall:

     7.1 jointly instruct an independent auditor to resolve the dispute in relation to such Disputed Items;

     7.2 make available to the independent auditor all relevant data, documentation and information as it may from time to time reasonably require; and

     7.3 use all reasonable endeavours to procure that the independent auditor shall determine the dispute in relation to such Disputed Item or Disputed Items as soon as possible.

8. If the parties are unable to agree on an independent auditor within 5 Business Days of either party serving details of a suggested independent auditor on the other, either party shall be entitled to request the then President of the Institute of Chartered Accountants in England and Wales to appoint an independent auditor who is an accountant of repute with relevant experience.

9. The independent auditor shall act as an expert and not an arbitrator and the parties agree that the decision of the independent auditor shall be final and binding on the parties in the absence of manifest error or fraud.

10. Following the decision of the independent auditor, the Consideration shall be subject to the adjustment provisions in Clause 4 of this Agreement.

11. The Sellers and the Purchaser shall be responsible for their own costs of presenting their case to the independent auditor. The fees and properly incurred costs of the independent auditor shall be borne in such proportions as the independent auditor decides.

                                     PART B
       BASIS OF PREPARATION OF NET CURRENT ASSETS AND COMPLETION STATEMENT

1.   The Net Current Assets and Completion Statement shall be calculated

     (a)  To reflect the provisions of paragraph 2 (below);

     (b) Subject to and to the extent not inconsistent with the provisions in paragraph 2 (below), then insofar as it results in a treatment consistent with UK GAAP, by applying principles, bases, policies, practices and categorisations consistent in all respects with those applied in the preparation of the Accounts, and subject thereto;

     (c) Subject to and to the extent not inconsistent with the provisions in paragraph 2 (below) and the principles, bases, policies, practices and categorisations consistent in all respects with those referred to in paragraph 9.1(b), then by applying principles, bases, policies, practices and categorisations consistent in all respects with those applied in UK GAAP.

2.   In calculating the Net Current Assets and the Completion Statement

     Fixed Assets

     (a) For all Fixed Assets currently under construction, or for any commitment made for spare parts or maintenance items, any amount already paid shall be shown as a cash reduction and any amounts owed to third parties shall be classified as a current short-term liability of the Company and included in Creditors. These amounts will be included in the Net Current Asset calculation.

     Negative Goodwill

     (b) The payment to API plc in the sum of L105,000 shall be deducted from the amount of negative goodwill. For the avoidance of doubt, the API plc payment will not be included in the Net Current Assets.

     Stock

     (c) A physical stock take will be completed by the Purchaser as at Completion, provided that the Sellers and their advisers will be entitled to be present at such stock take and to have reasonable access to and, at the Sellers' expense, to take copies of directly relevant papers produced by the Purchaser and/or the Company specifically in respect of such stock take.

     (d) Provisions made in respect of stock should reflect the valuation of stock at the lower of cost or net realisable value in accordance with UK GAAP.

     Debtors and Creditors

     (e) Debtors and Creditors which are denominated in a foreign currency shall be valued in full at the sell-side sterling exchange rate offered at Completion by

          Barclays Bank Plc in respect of that foreign currency and be consistently applied to both debtors and Creditors.

     (f) Any provisions made for bad and doubtful debts shall reflect the recoveries that have been claimed (or could have been claimed save for a breach or invalidation of the Company's credit insurance policy after Completion) and are entitled to be compensated in accordance with the Company's credit insurance policy.

     (g) Any provisions made for bad and doubtful debts or customer credit notes shall reflect the full value of the liability of the Company provided that any credit notes issued in the ordinary course of business by the Company after Completion in respect of supplies made before Completion should be issued subject to the bases, principles, policies and practices consistent with historic practices of the Company in issuing credit notes for the 12 month period prior to Completion.

     (h) All customer credit notes shall be deducted in full provided that if any credit notes are issued for amounts higher than should have been issued as a result of the Company not complying with the historic practices referred to at sub-paragraph (g) above, there will be an upwards adjustment to the Net Current Assets in respect of the difference.

     (i) Any customer claims in respect of supplies made by the Company before Completion which remain unresolved at the date on which the draft Completion Statement is issued should reflect the net loss to the Company in respect of such claim or claims in the view of the Company's technical department using the bases, principles, policies and practices consistent with historic practices of the Company in respect of customer claims for the 12 month period prior to Completion.

     (j) Any provisions for trade creditors shall reflect any recoveries made against and already accepted in writing by suppliers to the Company.

     (k) Cash receipts from customers will be applied against the earliest invoice that is not disputed by a customer, unless the customer specifically states otherwise in writing.

     (l) The proportion of the premium paid by the Company in respect of the Environmental Insurance Policy shall not be taken into account in the determination of Net Current Assets.

     (m) The amount due to the Carbon Trust shall be classified as a current liability and listed in the Creditors of the Company.

     (n) Any amount actually received in respect of the Welsh Assembly Grant is to be classified as cash in the Current Assets. The obligation to amortise this amount in the profit and loss statement will be classified as a long-term liability. For the avoidance of doubt, this long-term liability amount will be excluded from the calculation of Net Current Assets.

     (o) Any amounts in respect of deferred tax shall be classified as long-term liabilities and excluded from the calculation of Net Current Assets.

     (p) Trade Creditors shall reflect amounts receivable in respect of volume related rebates or discounts already agreed with suppliers on or before the Completion Date to the extent that they have already been achieved and agreed with suppliers.

     Contingent Liabilities

     (q)  No provision shall be made for any contingent liabilities whatsoever.

          Tax

     (r)  No provision shall be made for corporation tax whatsoever.

     Going Concern

     (s) The Net Current Assets calculation and the Completion Statement shall be prepared on a going concern basis.

     Cut-off Date and post-balance sheet events

     (t) For the purposes of post-balance sheet events, the final cut-off date is the date falling 90 days after the Completion Date. The Completion Statement speaks as at Completion and the only post-balance sheet events that will be recognised are those referred to at sub-paragraphs
          (f), (g), (h), (i), (j) and (p), in each case in respect of supplies received or goods shipped by the Company on or before the Completion Date.

                                   SCHEDULE 5

                                  THE PROPERTY

                                                            CURRENT RENT AND
                 CURRENT               DATE OF              NEXT RENT REVIEW
   ADDRESS       TENANT     LANDLORD    LEASE      TERM           DATE            NATURE OF USE
------------   ----------   --------   -------   --------   ----------------   -------------------
  Land and     Metallised     First     16 May   20 years     L 200,000 per    Uses within classes
  buildings     Products     Propco      2005     from 16         annum        B1 and B2 as defined
 registered     Limited      Limited             May 2005                        in the Schedule
 at HM Land                                                  Review date is      to the Town and
  Registry                                                   16 May 2010 and     Country Planning
 under title                                                   every fifth        (Use Classes)
   number                                                    anniversary of         Order 1987
 CYM259834                                                      that date
                                                             (including the
                                                              last date of
                                                            that contractual
                                                                  term).

                                   SCHEDULE 6

                              INTELLECTUAL PROPERTY

              MATTERS INCLUDED IN "MATERIAL INTELLECTUAL PROPERTY"

1. LIST OF REGISTERED INTELLECTUAL PROPERTY INCLUDED IN "MATERIAL INTELLECTUAL PROPERTY"

TRADE MARK             COUNTRY      REG. NO
----------           -----------   ---------
ATALFA               CTM           1301803
ATALFA               Norway        202993
HiBrite (stylised)   Argentina     1.738.709
HiBrite (stylised)   Brazil        821426788
HiBrite (stylised)   Czech Rep     225484
HiBrite (stylised)   EU            1038264
HiBrite (stylised)   Hungary       162001
HiBrite (stylised)   Poland        NR134825
HiBrite (stylised)   Romania       39527
Holobrite            Bulgaria      43678
Holobrite            Czech Rep     244926
Holobrite            EU            2008712
Holobrite            Russian Fed   229858

2. LIST OF UNREGISTERED INTELLECTUAL PROPERTY INCLUDED IN "MATERIAL INTELLECTUAL PROPERTY"

     Bespoke shop floor data collection software which has been created by the Company's in-house IT department.

     Domain name: www.metpap.com

3. LICENCE AGREEMENTS INCLUDED IN "MATERIAL INTELLECTUAL PROPERTY" IN RESPECT OF WHICH THE COMPANY IS LICENSOR

     None.

4. LICENCE AGREEMENTS INCLUDED IN "MATERIAL INTELLECTUAL PROPERTY" IN RESPECT OF WHICH THE COMPANY IS LICENSEE

     "Slaterbrite" Trademark licence agreement entered into between API Laminates Limited and the Company on 23 November 2007.

     Usual shrinkwrap software licences.

                                   SCHEDULE 7

                           PROTECTIONS FOR THE SELLER

1.   ACCOUNTING

1.1 The Sellers shall not be liable under the Warranties (excluding the Tax Warranties):

     (a) to the extent that provision, reserve or allowance for the matter or liability giving rise to the claim has been made in the Completion Statement or is otherwise directly noted or reflected in the Completion Statement; or

     (b) to the extent that the claim would not have arisen but for, or is increased because of, timing differences or changes in accounting policy or practice of or affecting the Company where such changes are introduced after Completion other than a change which is required in order to comply with UK GAAP, as in force at Completion.

2.   GENERAL LIMITATIONS

2.1 The Sellers shall not be liable under the Warranties (excluding the Tax Warranties) in respect of any claim:

     (a) to the extent that the claim arises as a result of, or would not have arisen but for, or a liability is increased as a result of, any statutory or other binding or advisory legislative or regulatory provision not in force at the date of this Agreement; or

     (b) to the extent that the claim arises as a result of, or would not have arisen but for, or a liability is increased as a result of, any change in any statutory or other binding or advisory legislative or regulatory provision after the date of this Agreement; or

     (c) to the extent that the claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability.

3.   ACTS OF THE PURCHASER

3.1 The Sellers shall not be liable under the Warranties (excluding the Tax Warranties) in respect of any claim:

     (a) to the extent that such claim arises, or would not have arisen but for, or a liability is increased directly as a result of the notifications made by the Purchaser to the Office of Fair Trading and the German Federal Cartel Office prior to Completion;

     (b) to the extent that the claim arises, or would not have arisen but for or a liability is increased as a result of any transaction, arrangement, act or omission (or any combination of them) carried out or effected at any time after Completion by the Purchaser or any member of the Purchaser's Group:

          (i)  outside the ordinary course of Business; or

          (ii) to the extent that the claim arises as a result of, or would not have arisen but for, or a liability is increased as a result of the Purchaser ceasing to be resident in the United Kingdom for Taxation purposes after Completion; or

     (c) to the extent that the Purchaser had actual knowledge of the facts, matters or circumstances giving rise to such claim at or before Completion.

4.   TAXATION

4.1 Save for paragraphs 6, 7.1, 7.3, 8 and 9.21, this Schedule 7 shall Schedule 7 shall not apply to Tax Claims.

5.   THIRD PARTY RECOVERIES

5.1 The Sellers shall not be liable for any claim under the Warranties (excluding the Tax Warranties) in relation to:

     (a) any matter or thing to the extent that the Company is entitled to claim under any policy of insurance in which case no such matter shall be the subject of a claim under the Warranties unless and until the Company shall have made a claim against its insurers under any such policy of insurance and any such insurance claim shall then reduce by the amount recovered or extinguish any such claim for breach of the Warranties; or

     (b) any claim which has been or is made good or is otherwise compensated for otherwise than by the Purchaser.

5.2 Where the Purchaser and/or the Company are at any time entitled to recover from some other person (other than its insurers) any sum in respect of any matter giving rise to a claim under the Warranties (excluding the Tax Warranties), the Purchaser shall and shall, at the Sellers' expense, procure that the Company shall undertake all commercially reasonable steps to enforce such recovery prior to taking any action (other than notifying the Sellers of the potential claim) against the Sellers and in the event that the Purchaser or the Company shall recover any amount from such other person the amount of the claim against the Sellers shall be reduced by the amount recovered, less all reasonable costs, charges and expenses properly incurred by the Purchaser or the Company (to the extent that such costs, charges and expenses (or any part of them) have not already been met by the Sellers) in recovering that sum from such other person.

5.3 If the Sellers at any time make a payment to the Purchaser from the Escrow Account in respect of any Relevant Claim in accordance with the provisions of this Agreement (such payment being an "AGREED PAYMENT") and the Purchaser or the Company subsequently becomes entitled to make recovery in whole or in part from any third party in respect of any matter giving rise to such Relevant Claim:

     (a) if the Sellers so request, the Purchaser shall assign or procure the assignment to the Sellers (subject to payment by the Sellers of associated costs and expenses) of such right; or

     (b) if such right is not legally capable of effective assignment, or if the Sellers do not request an assignment of such right the Purchaser shall and shall, at the Sellers' expense, procure that the Company shall take all commercially reasonable steps to enforce such recovery.

5.4 Where either the Seller or the Purchaser recovers from some other person a sum that is referable to an Agreed Payment then they shall:

     (a) in the event that any such recovery occurs prior to the Second Release Date, repay to the Escrow Account; or

     (b) in the event that any such recovery occurs after the Second Release Date, pay to the Sellers or, in the case of a recovery by the Sellers pursuant to paragraph 5.3(a) retain,

     an amount equal to the amount recovered upon receipt or, if lower, the amount of the Agreed Payment to the Purchaser less, in either case, any amount payable by either the Purchaser, Seller or the Company in respect of Taxation on the amount recovered.

6.   TIME LIMITS FOR BRINGING CLAIMS

6.1 The Purchaser shall give written notice of any Relevant Claim to each of the Sellers and to the Sellers' Lawyers (the "CLAIM NOTICE") and written notice in respect of any Tax Claim to the Representative Covenantor (as defined in the Tax Deed) and to the Sellers' Lawyers specifying (in reasonable detail) the matter which gives rise to the Relevant Claim or Tax Claim (as the case may be), the nature of the claim and the amount claimed (to the extent known and if not known a best estimate of the amount claimed) (detailing in case of a Relevant Claim or a claim for a breach of the Tax Warranties) the Purchaser's calculation of the loss alleged to have been suffered by it or the Company (as the case may be), as a result of the breach of the Warranties) (the "ESTIMATED LIABILITY") as soon as practicable after the Purchaser becomes aware of the possibility of a claim and in any event:

     (a) in the case of a Tax Claim within the period of seven years beginning with the Completion Date; and

     (b) in any other case, within the period of two years beginning with the Completion Date.

7.   LIMITATIONS ON QUANTUM

7.1 Subject to paragraphs 7.2, 7.4 and 7.4, the aggregate liability of the Sellers in respect of all claims under the Warranties (including the Tax Warranties), the Indemnities, the Tax Deed and the Transaction Documents (a "TRANSACTION CLAIM") shall not in any circumstances exceed the amount held in the Escrow Account from time to time (which amount for the avoidance of doubt can never exceed L500,000) and a payment to the Purchaser in respect of any such Transaction Claim may only be made out of the Escrow Account.

7.2 Notwithstanding any other provision of this Agreement no Transaction Claim shall be brought and the Purchaser shall not be entitled to make any recovery from the Escrow Account in respect of any Transaction Claim unless the amount in respect of which such Transaction Claim may properly be brought following the application of the other provisions of this Schedule when aggregated with any other claims is equal to or exceeds L10,000 in which case the Purchaser shall be able to claim for the full amount of all such claims and not merely the excess over L10,000.

7.3 The aggregate liability of the Sellers in respect of the Indemnities shall not in any circumstances exceed the amount stated against the relevant matter in the table set out below:

INDEMNITY                           MAXIMUM AGGREGATE LIABILITY
---------                           ---------------------------
Workplace Indemnity                           L30,000
ATEX Study Indemnity                          L20,000
PCB Inspection Indemnity                      L30,000
Asbestos Indemnity                            L10,000
Distribution and Agency Indemnity             L50,000

     For the avoidance of doubt, any payment to the Purchaser in respect of any matter referred to in this paragraph 7.3 may only be made out of the Escrow Account.

7.4  In the event that there is any Tax Claim at any time:

     (a) after Completion but on or before the Second Release Date which exceeds the amount held in the Escrow Account at that time; or

     (b)  after the end of the Second Release Date,

     then the Sellers shall, during the period from the Completion Date to the seventh anniversary of Completion only, have a liability in respect of any such Tax Claim in addition to the aggregate liability referred to at paragraph 7.1. Such additional liability shall not in any circumstances exceed L75,000. For the avoidance of doubt, if at any time during the period from the Completion Date to the seventh anniversary of Completion there is a positive balance held in the Escrow Account then any Tax Claim that is due and payable in accordance with the terms of the Tax Deed shall first be paid to the Purchaser out of the Escrow Account to the extent that there are sufficient funds available in the Escrow Account to meet such liability before the additional liability of L75,000 is called upon.

8.   NO DOUBLE COUNTING

8.1 The Seller shall have no liability under the Warranties, Indemnities or Tax Deed more than once in respect of the same loss arising out of or in respect of the same act, matter or thing to the extent that the Seller has made a payment to the Purchaser in respect of such matter under the Warranties, Indemnities or under the Tax Deed as the case may be.

9.   CONDUCT OF CLAIMS

9.1 Wherever any Claim Notice is duly served in accordance with this Agreement, the parties irrevocably agree that any dispute, difference or claim pursuant to such Claim Notice shall be resolved in accordance with the provisions of this paragraph 9.

9.2 Subject to the Purchaser being indemnified and secured to its satisfaction in accordance with paragraph 9.7, upon serving a Claim Notice on the Sellers, the Purchaser shall (and shall procure that the Company shall) at the cost of the Sellers, give such information and access to personnel, premises, chattels, documents and records relevant to the Claim Notice to the Sellers and their professional advisers as the Sellers may reasonably request.

9.3 The Purchaser shall inform, or shall procure that the Company shall inform the Sellers in writing of a Third Party Claim which comes to the notice of the Purchaser whereby it appears that the Sellers are likely to become liable under the Warranties or indemnities in this Agreement as soon as reasonably practicable after such Third Party Claim comes to the notice of the Purchaser, or the Company as the case may be.

9.4 Subject to the Purchaser being indemnified and secured to its satisfaction in accordance with paragraph 9.7, where a Third Party Claim has been made, the Purchaser shall take (or shall procure the Company shall take) such action and give (or procure the giving of) such information as the Sellers may reasonably request in order to avoid, dispute, resist, mitigate, compromise, defend or appeal against any such Third Party Claim and any adjudication with respect to any such Third Party Claim.

9.5 On the written request of the Sellers, the sole conduct of any legal proceedings of whatsoever nature arising out of any Third Party Claim (the "PROCEEDINGS") shall be delegated to the Sellers. For this purpose, the Purchaser shall give or procure that the Company gives to the Sellers all such relevant assistance as the Sellers may reasonably require.

9.6  Where Proceedings are delegated to the Sellers in accordance with paragraph
     9.5 above:

     (a) the Sellers shall keep the Purchaser fully and promptly informed of the Proceedings and shall consult with the Purchaser on any matter which is or is likely to be, in the opinion of the Purchaser, material in relation to the Proceedings; and

     (b) the Sellers shall not make any settlement or compromise of the Third Party Claim which is the subject of Proceedings, or agree to any matter in the conduct of such Proceedings which may affect the amount of liability in connection with such Third Party Claim without the prior written consent of the Purchaser.

9.7 The Sellers shall indemnify and secure the Purchaser to its reasonable satisfaction in respect of all costs, charges and expenses reasonably and properly incurred by the Purchaser or the Company, as the case may be, as a consequence of any actions taken at the request of the Sellers pursuant to paragraphs 9.2 to 9.5.

9.8 Within 20 Business Days of service of a Claim Notice by the Purchaser served pursuant to paragraph 6, the Sellers shall serve a notice on the Purchaser stating that they either:

     (a) accept liability for the Notified Claim and the Estimated Liability (the "ACCEPTANCE NOTICE"); or

     (b) dispute the Notified Claim and/or the Estimated Liability (the "REJECTION NOTICE"),

     provided that where there is a Third Party Claim, such 20 Business Day time limit shall only start to run from the date on which the Third Party Claim is settled and, for the purposes of this paragraph 9, a Third Party Claim shall be settled if the parties to the Third Party Claim irrevocably and unconditionally so agree in writing; or the Third Party Claim has been determined by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the parties to the Third Party Claim are debarred by passage of time or otherwise from making an appeal.

9.9 If the Sellers serve a Rejection Notice in respect of a Notified Claim, then the parties shall collaborate in good faith to identify the areas of disagreement and shall each use their reasonable endeavours to agree a solution to the dispute.

9.10 If within 20 Business Days of the date of service of a Rejection Notice, the parties cannot agree a solution in respect of a Notified Claim, then either party that wishes to appoint or to refer the Notified Claim to an expert for determination (the "EXPERT") shall give written notice to that effect to the other party and, with such notice, shall give details of the reason for the appointment of, and the matter to be referred to, the Expert.

9.11 Following such notice, the parties shall promptly meet and endeavour to agree upon a person to be the Expert. If, within five (5) Business Days from the date of the notice under 9.10 above, the parties have failed to agree upon an Expert, the matter shall forthwith be referred by the party wishing the appointment to be made to the President or Vice President of the Chartered Institute of Arbitrators for England & Wales (the "APPOINTER"), which shall be requested, but not bound, to make the appointment of the Expert within five (5) Business Days and, in so doing, may take such independent advice as it thinks fit.

9.12 Upon an Expert being appointed under the foregoing provisions, the parties shall forthwith notify the Expert of his selection and shall request him to confirm in writing within five (5) Business Days whether or not he is willing and able to accept the appointment and that he will comply with the time periods set out in paragraph 9.14(d) below. If such Person is either unwilling or unable to accept such appointment or will not agree to comply with the periods set out in paragraph 9.14(d) below, or shall not have confirmed his willingness and ability to accept such appointment within the said period of five (5) Business Days, then (unless the parties are able to agree upon the appointment of another Expert) the matter shall be referred to the Appointer to select an alternative Expert.

9.13 A person shall not be appointed as the Expert if he has an interest or duty which would materially conflict with his role (including being a director, officer, employee or consultant to a party or to any affiliate of a party).

9.14 The following provisions shall apply to the Expert determination:

     (a) each party shall supply to the Expert such data, documents and information as the Expert may request;

     (b) each party may provide the Expert with such further data, documents and information as it sees fit;

     (c) the Expert may make such further procedural directions as he sees fit save that any meetings or hearings with the Expert shall take place in England & Wales or any other location agreed by the parties;

     (d) the Expert shall make his decision as soon as reasonably practicable after receiving data, information and submissions supplied and made to him by the parties and, in any event, not later than thirty (30) Business Days after he has confirmed to the parties acceptance of his appointment, or such longer period as the Sellers and the Purchaser may agree in writing; and

     (e) the Expert shall be entitled to obtain such independent professional and/or technical advice as he may reasonably require and to obtain any necessary secretarial assistance as is reasonably necessary.

9.15 If the Expert fails to notify the parties of his decision with respect to any Notified Claim referred to him pursuant to this Schedule 7 within the time-limit specified herein, either party may give notice within ten (10) Business Days after expiration of such time-limit that the dispute is to be decided pursuant to clause 26 of this Agreement whereupon the Expert shall give no further consideration to the Dispute and shall not issue a decision.

9.16 All communications between the parties and the Expert or the Appointer shall be made in writing and a copy of such communications shall be provided simultaneously to the other party.

9.17 The Expert shall be deemed not to be an arbitrator but shall render his decision as an expert and the laws governing arbitrations, including but not limited to the Arbitration Act 1996, shall not apply to the Expert or his determination or the procedure by which he reaches his decision.

9.18 The costs of the Expert (including the costs of the Seller and the Purchaser in presenting their respective cases to the Expert) shall be borne in such proportions and by such parties as the Expert decides.

9.19 The decision of the Expert shall be final and binding on the parties.

9.20 If, in respect of any Notified Claim:

     (a) the Sellers fail to serve either an Acceptance Notice or Rejection Notice within the time period specified in paragraph 9.4; or

     (b)  the Sellers serve an Acceptance Notice; or

     (c)  the Expert finds in favour of the Purchaser,

     then the Seller shall be deemed to accept liability for the Notified Claim and agree to pay an amount equal to the Estimated Liability (or, where the Expert has determined the claim, an amount equal to the amount that the Expert determines is payable by the Sellers in respect of that claim (such amount being the "DETERMINED LIABILITY")) and the Purchaser shall be permitted to withdraw from the Escrow Account an amount equal to the Estimated Liability or Determined Liability (as the case may be), or where the Estimated Liability or Determined Liability is more than the amount standing to the credit of the Escrow Account, the entire amount of the Escrow Account.

9.21 For the avoidance of doubt the conduct of any Claim for Tax (as defined in the Tax Deed) shall be governed by Clause 5 of the Tax Deed.

10.  MITIGATION

10.1 Nothing in this Agreement shall relieve the Purchaser of any common law or other duty to mitigate any loss, liability or damage suffered or incurred by it.

11.  FRAUD

11.1 Nothing in this Schedule 7 will operate to exclude any liability for fraud.

                                   SCHEDULE 8

                                  FIXED ASSETS

Ashe 160-60 Slitter

Henderson 3364-69 Reel to Reel Embosser

Atlas 97007 Reel To Reel Embosser

Galileo Vacuum Metalliser

Galileo Mega Vacuum Metalliser

GV 1650PD Metalliser

GV Vacuum Metalliser

Kroenert Reco 880A Reel to Reel Coating Line

Prandi Coating Line

Maxon Mamco Reel Unwind Sheeter

Atlas Slitter Rewinder

Pascaban Slitter

Strachen and Henshaw Sheeter

TEC Coating Line

Wickelteknic Slitter

Lacquer Handling System

LTG3 Oxidiser

LTG Oxidiser

Water Tower

Trim Extraction and Baler

Ashe 45-60 Rewinder

Ashe 30-60 Rewinder

Parkland TC40 Automatic core cutter

Parkland TC10/100 manuel core cutter

Polar 155 VTX Guillotine

SIGNED by Alan Richard Morris            )

SIGNED by Edwin Rhys Morris              )

SIGNED by Morgan Lawn Morris             )

SIGNED by                                )
and                                      )
on behalf of Glatfelter Lydney Limited   )


                                       66